UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CYS Investments, Inc.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

March 29, 2018

Dear Stockholder:

The 2018 annual meeting of stockholders of CYS Investments, Inc. will be held on Friday, May 11, 2018 at 9:00 a.m., Eastern Daylight Time, at Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts.

Please read the notice of meeting and proxy statement accompanying this letter carefully so that you will be informed of what you are being asked to vote on at the meeting and what you will need to do if you want to attend the meeting in person.

Pursuant to rules adopted by the Securities and Exchange Commission, we have provided access to our proxy materials via the Internet. Accordingly, we are sending a notice regarding the Internet availability of proxy materials (the “Notice”) beginning on March 29, 2018 to our stockholders of record on March 15, 2018. The Notice contains instructions regarding how to access our proxy statement and annual report via the Internet, how to authorize your proxy to vote online and how to request a paper copy of the proxy statement and annual report if you so desire.

Your vote is important. Please vote as soon as possible even if you plan to attend the annual meeting. The Notice and the proxy statement contain instructions on how you can vote your shares via the Internet, telephone, or mail. If you need assistance to attend the meeting due to disability, please call us at (617) 639-0440 at least one week before the meeting.

Thank you for your interest in CYS.

Very truly yours,

Thomas A. Rosenbloom

Executive Vice President of Business

Development, General Counsel,

      and Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	Friday, May 11, 2018
TIME:	9:00 a.m., Eastern Daylight Time (EDT)

PLACE:	Goulston & Storrs
400 Atlantic Avenue
Boston, Massachusetts 02110-3333

ITEMS OF BUSINESS:	(1)	To elect as directors the six nominees named in the accompanying proxy statement;
	(2)	To hold an advisory vote to approve the compensation of our named executive officers as described in this proxy statement.
	(3)	To hold an advisory vote to approve the frequency of future advisory votes on the compensation of our named executive officers;
	(4)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018; and
	(5)	To consider any other business properly brought before the meeting, or any adjournment or postponement thereof.

WHO CAN	You may vote only if you owned shares of common stock at the close of business on
VOTE:	March 15, 2018, the record date.

**PLEASE VOTE NOW**	YOUR VOTE IS IMPORTANT	**PLEASE VOTE NOW**

Stockholders of record at the close of business on March 15, 2018 will be entitled to notice of and to vote at the Annual Meeting. It is important that your shares are represented at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting in person, please vote your shares as promptly as possible via the Internet, telephone, or by signing, dating, and returning your proxy card. Voting promptly reduces the risk that the Annual Meeting is adjourned due to a lack of a quorum, and saves the Company the expense of a second mailing or telephone campaign. Voting via the Internet or by telephone also reduces postage and proxy tabulation costs.

Please note that New York Stock Exchange regulations require you to vote this proxy in order for your vote to be counted in proposals (1), (2) and (3). Your broker will not have any discretion to vote your shares on your behalf for these matters without direction from you.

MEETING ADMISSION:	If you wish to attend the Annual Meeting in person, please register in advance by emailing Investor Relations at ir@cysinv.com or by phone at (617) 639-0440. Attendance at the Annual Meeting is limited to persons who register in advance and present proof of stock ownership as of the record date and picture identification. If you hold shares directly in your name as the stockholder of record, proof of ownership could include a copy of your account statement or a copy of your stock certificate(s). If you hold shares through an intermediary, such as a broker, bank or other nominee, proof of stock ownership could include a proxy from your broker, bank or other nominee or a copy of your brokerage or bank account statement. Additionally, if you intend to vote your shares at the meeting and hold your shares through an intermediary, you must obtain a “legal proxy” from your broker, bank or other nominee and bring this legal proxy to the meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS:	Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 11, 2018: CYS’s 2018 Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2017 are available at http://www.edocumentview.com/cys.

By Order of the Board of Directors,

Thomas A. Rosenbloom,

Executive Vice President of Business Development, General Counsel, and Secretary

This Notice and the accompanying Proxy Statement, 2017 Annual Report, and Proxy Card

or voting instruction form were first made available to stockholders beginning on or about March 29, 2018.

PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

CYS INVESTMENTS 2018 ANNUAL MEETING OF STOCKHOLDERS

Date:	Friday, May 11, 2018
Time:	9:00 a.m., EDT

Place:	Goulston & Storrs
400 Atlantic Avenue
Boston, Massachusetts 02110-3333

ITEMS OF BUSINESS AND VOTING RECOMMENDATIONS

Items for Vote	Board Recommendation
1. Elect the six directors named in this Proxy Statement	FOR all nominees

2. Advisory resolution to approve executive compensation (say on pay)	FOR

3. Advisory resolution to approve the frequency of future advisory votes on executive compensation (say when on pay)	FOR every year

4. Ratify the appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for 2018	FOR

In addition, stockholders may be asked to consider any other business properly brought before the meeting or any adjournment or postponement thereof. The Board is not aware of any other business that might be brought before the meeting.

VOTING AND ADMISSION TO CYS 2018 ANNUAL MEETING OF STOCKHOLDERS

Voting. Stockholders as of the record date, March 15, 2018, will be entitled to vote. Each share of common stock outstanding on the record date is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at our Annual Meeting.

Even if you plan to attend our Annual Meeting in person, please cast your vote as soon as possible by:

Accessing the Internet	Calling toll-free from the United States, U.S. territories and Canada	Mailing your signed proxy or voting instruction form

Check your Notice or your proxy or voting instruction form for the web address of our Internet voting site and toll-free telephone voting number.

Each stockholder’s vote is important. Please submit your vote and proxy via the Internet, by telephone, or complete, sign, date and return your proxy or voting instruction form.

CYS Investments, Inc. 2018 Proxy Statement        i

ITEM 1 – ELECTION OF DIRECTORS

The table below provides a summary of information about each director nominee for election at the Annual Meeting. The Board of Directors (the “Board”) recommends that you vote FOR each of the following nominees.

Nominee†	Age	Director Since	Independent	Principal Occupation or Affiliation	Committee Memberships
					AC	CC	NCGC

Tanya S. Beder	62	2012	Yes	Chairman & CEO of SBCC Group Inc.

Kevin E. Grant*	57	2006	No	Chairman, CEO & President, CYS

Karen Hammond	61	2014	Yes	Retired executive of Devonshire Investors

Raymond A. Redlingshafer, Jr.	62	2006	Yes	Professional Director

Dale A. Reiss	70	2015	Yes	Managing Director of Artemis Advisors, LLC

James A. Stern	67	2006	Yes	Chief Executive Officer and Chairman of The Cypress Group

*	=	Chairman

	=	Lead Independent Director

AC	=	Audit Committee; CC = Compensation Committee; NCGC = Nominating and Corporate Governance Committee

	=	Chair

	=	Member

†	=	Stephen P. Jonas and David A. Tyson currently serve as non-executive, independent members of our Board. Mr. Jonas currently serves on our Nominating and Corporate Governance Committee, and Mr. Tyson serves as the Chair of our Audit Committee and on our Compensation Committee. Mr. Jonas and Mr. Tyson have independently decided to not stand for re-election as members of the Board at the Annual Meeting. There has been no disagreement between Messrs. Jonas or Tyson and the Company.

CYS Investments, Inc. 2018 Proxy Statement        ii

STOCKHOLDER OUTREACH AND CORPORATE GOVERNANCE PRACTICES

Stockholder Outreach

•	Each year since 2012, the Company has conducted an investor outreach program with the Company’s largest shareholders. The purpose of the program is to discuss and obtain feedback on executive compensation and corporate governance matters. 2017’s outreach program reached out to the Company’s 40 largest institutional investors, representing approximately 53% of the Company’s outstanding voting securities as of the time of program’s commencement.

•	Four institutional investors representing approximately 5.3% of the Company’s outstanding voting securities as of the time of the initial 2017 outreach effort accepted and held calls with us.

•	Other institutional investors to whom we reached did not respond or declined to speak with us.

Corporate Governance Highlights

•	Held 10 Board meetings in 2017.

•	Independent directors held 9 meetings in executive session.

•	All CYS nominees serve on no more than three public company boards. One director is a public company CEO, and he serves solely on our Board.

•	Compensation “Clawback” Policy. Bonuses and incentive or equity-based compensation paid to executive officers and employees whose fraud or misconduct causes, or contributes to, a restatement of the Company’s reported financial or operating results are subject to recoupment via the Company’s compensation “clawback” policy.

•	Stock ownership and stock retention Policies. Non-management directors and executive officers are subject to robust and long term ownership requirements.

•	Policy Prohibiting Pledging and Hedging. Directors and executive officers are prohibited from engaging in short-selling, pledging, or hedging transactions in the Company’s securities.

•	Annual Board and Committee Self-Evaluations.

Director Elections

•	Annual election of all directors.

•	Director Resignation Policy that requires that a director tender his or her resignation if he or she fails to obtain a majority of votes present at the meeting in uncontested elections.

Board Independence

•	Five of six director nominees are independent.

•	All Board committees consist solely of independent directors.

•	Lead Independent Director – James A. Stern.

•	Three independent director nominees have been determined to be “audit committee financial experts”, and all five independent director nominees have been determined to be financially literate.

Governance Documents

Governance policies and other governance documents are available on the Company’s website at: http://www.cysinv.com.

See “Corporate Governance Matters” for a detailed discussion of the Company’s governance policies and matters.

CYS Investments, Inc. 2018 Proxy Statement        iii

COMPANY PERFORMANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

General

CYS Investments, Inc. (the “Company,” “we,” “us,” and “our”) is a specialty finance company created to achieve consistent risk-adjusted investment income. We seek to achieve our objective by investing on a leveraged basis primarily in agency residential mortgage-backed securities (“Agency RMBS”) for which the principal and interest payments are guaranteed by a government-sponsored enterprise, such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, or by a U.S. government agency, such as the Government National Mortgage Association (collectively, “GSEs”). We may also invest in debt securities issued by the United States Department of Treasury (“U.S. Treasuries”).

Our net interest income is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. We have elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes.

Highlighted below are the Company’s 2017 performance and compensation decisions for our named executive officers (“NEOs”), who are Kevin E. Grant, our Chief Executive Officer, Chief Investment Officer, President, and Founder, Jack DeCicco, our Chief Financial Officer and Treasurer, Richard E. Cleary, our Chief Operating Officer, and Thomas A. Rosenbloom, our Executive Vice President of Business Development, General Counsel, and Secretary.

2017 Company Performance Highlights

•	Maintained a consistent quarterly dividend of $.25 on common shares through the year for a total of $1.00 per share, representing an annualized dividend yield of 12.5% using the closing price per common share of $8.03 on December 29, 2017.

•	December 31, 2017 book value per common share up $0.05 per share to $8.38, after declaring $1.00 of dividends per common share, a total stockholder return on common equity of 12.6%.

•	On a relative basis, we continued operating as one of the most efficient among our peers with an expense ratio of 1.47% of average stockholder equity. Excluding the effects of $1.1 million of non-recurring costs, the 2017 operating expense ratio was 1.40%.

•	Continued actively monitoring, repositioning, and managing the investment portfolio, structure of our borrowings and our hedge positions. Select 2017 highlights follow:

•	Despite the flattening yield curve, we were able to maintain what we believe to be attractive risk-adjusted returns in 2017 due to several factors. The most significant contributor was the repositioning of our Agency RMBS portfolio that we implemented late in 2016, following the increase in interest rates after the presidential election by recycling capital out of 15-year Agency RMBS with a higher cost basis and prepayment characteristics into 30-year Agency RMBS with a lower cost basis and a more favorable prepayment profile. Low levels of prepayments also supported returns throughout 2017.

•	Agency RMBS outperformed U.S. Treasury and swap rates.

•	In anticipation of an increase in rates, we took the opportunity to increase the size and duration of our hedge portfolio. In addition, increases in 3-Month LIBOR, the receive-leg of our swaps, outpaced our funding rates, contributing to asset yields and better hedge performance. Consequently, we ended 2017 better hedged and at a lower cost than when we started the year.

CYS Investments, Inc. 2018 Proxy Statement        iv

•	We managed borrowing costs by utilizing our extensive sources of financing and our ability to effectively identify and capitalize on opportunities in our markets. We also expanded our borrowing capacity and scope of relationships by adding three counterparties to our group of lenders, ending 2017 with a broad and diverse group of nearly 53 lenders.

•	At December 31, 2017, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries and cash, was approximately $1.0 billion, or 64.6% of stockholders’ equity. The Company maintained leverage at conservative levels throughout 2017, ending the year with a leverage ratio of 7.33:1.

2017 Compensation Summary

Working with our outside compensation consultant, we designed our compensation program to align our executive officers’ compensation with our results of operations, financial condition, and long-term interests of our stockholders. In 2017, we believe we achieved these objectives. Our 2017 compensation is explained, in part, by the following important highlights:

•	Total compensation to the Company’s NEOs for 2017 performance increased from their total compensation in 2016 due to a meaningful improvement in total shareholder return performance during 2017 relative to 2016 (discussed below), which is the primary driver of payouts under our annual incentive bonus plan.

•	In 2017, the Company’s one-year total stockholder return (“TSR”) (based on changes in stock price and dividends, assuming reinvestment of dividends) was 17.1% and three-year TSR (determined on the same basis) was 34.4%.

Applying our compensation principles and metrics under our 2017 incentive compensation bonus plan (the “2017 Bonus Plan”) to the Company’s 2017 results, consideration of the Company’s performance and the individual performance of the NEOs, and the other relevant factors set forth in the Compensation Disclosure and Analysis (the “CD&A”), the Company’s Compensation Committee (the “Compensation Committee”) approved the 2017 compensation shown in the table below for the NEOs.

As in prior years, 2017 incentive compensation relating to 2017 performance was paid in early 2018. Accordingly, the table below reflects the amount of total compensation paid to our NEOs for their work and performance in 2017. Also included in the table below is the 2016 and 2015 compensation for the NEOs approved by the Compensation Committee.

CYS Investments, Inc. 2018 Proxy Statement        v

The table below is not a substitute for, and should be read together with the “Summary Compensation Table,” which presents 2017 NEO compensation in accordance with Securities and Exchange Commission (“SEC”) disclosure rules and includes additional compensation elements and other important information. The Summary Compensation Table prescribed by SEC rules may not necessarily accurately reflect the Compensation Committee’s determination of the amount of compensation paid to each of our NEOs for performance during our fiscal year, due to the incentive compensation’s payment taking place in the year following the performance for which the payment relates. As such, the Summary Compensation Table shows actual amounts paid during a specific fiscal year, even though a significant portion of such compensation relates to performance for the immediately preceding fiscal year.

NEO		Base Salary		Cash Awards		Long-Term Stock Awards		Other			Total
Kevin E. Grant	2017	$850,000		$1,425,000	(1)	$1,425,000	(2)	$54,000	(3)	$	3,754,000
	2016	750,000		1,065,000		1,065,000		53,000			2,933,000
	2015	750,000		850,000		850,000		53,000			2,503,000
Jack DeCicco	2017	520,430	(4)	287,500	(1)	287,500	(2)	54,000	(3)		1,149,430
	2016	450,269	(5)	205,000		205,000		53,000			913,269
	2015	—		—		—		—			—
Richard E. Cleary	2017	475,000		220,000	(1)	220,000		54,000	(3)		969,000
	2016	450,000		205,500		205,500		53,000			914,000
	2015	450,000		165,00		165,000		53,000			833,000
Thomas A. Rosenbloom	2017	500,000		252,500	(1)	252,500	(2)	54,000	(3)		1,059,000
	2016	450,000		215,000		215,000		53,000			933,000
	2015	450,000		195,000		195,000		53,000			893,000

(1)	Cash Awards were paid on February 2, 2018, and relate to 2017 performance.
(2)	Represents the grant date fair value of restricted stock awards made on February 18, 2018 relating to performance in 2017. These restricted stock awards vest over a five-year period beginning on the grant date. Unvested shares will be forfeited without consideration if the recipient of the restricted stock ceases to be employed by the Company due to termination by the Company for Cause (as defined in their respective employment agreements) or voluntary resignation without Good Reason (as defined in their respective employment agreement).
(3)	Represents compensation relating to contributions on the NEO’s behalf to our Simplified Employee Retirement Plan (“SEP”).
(4)	Mr. DeCicco’s 2017 base salary was increased from $500,000 to $525,000, effective March 7, 2017.
(5)	Mr. DeCicco joined the Company on March 7, 2016 and became the Company’s Chief Financial Officer and Treasurer effective as of June 1, 2016. Mr. DeCicco’s 2016 base salary of $500,000 was pro-rated based on his start date of March 7, 2016.

CYS Investments, Inc. 2018 Proxy Statement        vi

ITEM 2 – ADVISORY RESOLUTION TO APPROVE NEO COMPENSATION

(SAY ON PAY)

The Compensation Committee believes its 2017 decisions regarding compensation paid to the NEOs were reasonable and appropriate. We believe these decisions were consistent with our compensation principles, will benefit stockholders for short-term and long-term Company performance.

The Board considers our stockholders’ points of view on executive compensation matters seriously. The outcome of this vote, while not binding, is taken into consideration regarding future compensation decisions for NEOs.

The Board recommends that you vote FOR the advisory resolution to approve the compensation paid to the Company’s NEOs.

ITEM 3 – ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE NEO COMPENSATION (SAY WHEN ON PAY)

As required pursuant to Section 14A of the 1934 Act, our stockholders are given an opportunity to vote every six years, on an advisory, non-binding basis, regarding the frequency of our future advisory votes on NEO compensation. Specifically, we are asking whether the advisory vote should occur triennially, biennially, or annually. Stockholders also have an option to abstain from voting on this matter.

At the 2012 annual meeting of the stockholders, our stockholders voted on an advisory basis in favor of holding advisory votes on the Company’s executive compensation every year. Following that vote, the Board determined that the advisory vote to approve the Company’s executive compensation should be held every year.

A stockholder advisory vote to approve executive compensation is very important to the Company. The Company and the Board value the opinions of our stockholders and have taken into account the outcome of the Say on Pay vote to analyze, and when appropriate, revise our executive compensation program. Since this vote is advisory, and not binding on the Board, and the Board may conclude it is in the best interests of our Company and our stockholders to hold an advisory vote to approve executive compensation more or less frequently than the option approved by our stockholders.

As a result of our stockholder outreach, and having established an incentive compensation program that is understood by our stockholders and employees, and provides the Company the opportunity to fairly compensate its NEOs, recruit and retain executive talent, the Company and the Board of Directors believe that it is appropriate and in the best interests of the Company for our stockholders to cast an advisory vote to approve executive compensation annually for the following reasons:

•	Regular, direct stockholder communications since 2012 are intended to provide investors with adequate information, and time to understand and evaluate program effectiveness, corporate strategies and Company performance. Our interactions with investors are an effective means for the Company to obtain investor perspectives about our executive compensation philosophy and program. We plan to continue these outreach efforts, which enable the Company, the Board and Compensation Committee to thoughtfully evaluate and respond to stockholders feedback.

•	An annual compensation vote would provide the Board and the Compensation Committee clear and timely feedback regarding the compensation of our NEOs utilizing their most recent annual performance.

CYS Investments, Inc. 2018 Proxy Statement        vii

•	The primary focus of the disclosure of the compensation paid to our NEOs required for inclusion in our Proxy Statements is compensation granted in or for the prior fiscal year.

•	The Compensation Committee evaluates the compensation of our NEOs on an annual basis. Thus, an annual advisory vote on NEO compensation would align stockholder feedback with this evaluation.

•	An annual vote would provide stockholders the most frequently occurring opportunity to evaluate the effectiveness of our short- and long-term executive compensation programs and policies and any changes we have implemented in response to the views and input of stockholders, as well as the related performance of the Company over the cycle.

The Board of Directors recommends that you vote “EVERY YEAR” as the frequency of future non-binding stockholder advisory votes on compensation of our NEOs.

ITEM 4 – RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board is asking our stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2018.

The Board recommends that you vote FOR the ratification of Deloitte as our independent registered public accounting firm for 2018.

CYS Investments, Inc. 2018 Proxy Statement        viii

CYS Investments, Inc. 2018 Proxy Statement        ix

2018 ANNUAL MEETING OF STOCKHOLDERS

OF

CYS INVESTMENTS, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors” or the “Board”) of CYS Investments, Inc. (the “Company,” “we,” “us” or “our”) for use at our 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 11, 2018, at 9:00 a.m., Eastern Time, at the offices of Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110, and at any adjournment or postponement of the meeting, and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement, the accompanying proxy card and our annual report to stockholders, which includes our annual report on Form 10-K with audited financial statements for the year ended December 31, 2017 (our “Annual Report”), are first being sent to our stockholders on or about March 29, 2018.

Important Notice Regarding the Availability of Proxy Materials (“Notice”) for the Annual Meeting to Be Held on Friday, May 11, 2018: This proxy statement, the accompanying proxy card, and our Annual Report to stockholders are available on the Internet at http://www.cysinv.com. On our website, you can access this proxy statement, the accompanying proxy card, our Annual Report to stockholders, and any amendments or supplements to the foregoing material required to be furnished to stockholders.

QUESTIONS AND ANSWERS

Q.	How will we solicit proxies for the Annual Meeting?

A.	We solicit proxies by mailing this proxy statement and proxy card to our stockholders. In addition to solicitation by mail, some of our directors, officers and employees may make solicitations by telephone or in person without extra pay. We have retained Georgeson Inc. (“Georgeson”) to assist us in the solicitation of proxies, and will pay Georgeson a proxy solicitation fee in the amount of $10,000 and reimburse Georgeson for its reasonable out of pocket costs and expenses incurred in connection with the solicitation of proxies. We will also pay the solicitation costs and will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q.	Who is entitled to vote?

A.	All stockholders of record as of the close of business on March 15, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q.	What is the quorum for the Annual Meeting?

A.

A quorum at the Annual Meeting will consist of the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter. No business may be conducted at the meeting if a quorum is not present. As of the Record Date, 155,415,878 shares

CYS Investments, Inc. 2018 Proxy Statement        1

of our common stock were issued and outstanding. If less than a majority of our outstanding shares entitled to vote are represented at the Annual Meeting, the chairman of the meeting may adjourn or postpone the Annual Meeting to another date, time or place, not later than 120 days after the original Record Date of March 15, 2018. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment or postponement is taken.

Q.	How many votes do I have?

A.	You are entitled to one vote for each whole share of our common stock you held as of the Record Date. Our stockholders do not have the right to cumulate their votes for directors.

Q.	How do I vote?

A.	If you are a stockholder of record (or a beneficial holder with a “legal proxy” from your broker, bank, or other nominee) you may vote your shares in person at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to authorize your proxy to vote your shares via the Internet or telephone as described in the Notice. If you cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend the Annual Meeting, you may vote by duly authorized proxy via the Internet, by telephone or by mail. Maryland law provides that a vote via Internet or telephone carries the same validity as your completion and delivery of a proxy card.

In order to vote via the Internet, you must first go to www.envisonreports.com/cys if you are a registered stockholder, or to http://www.proxy.com if you hold your shares through a broker. In either case, please have your proxy card or voting instruction card in hand and follow the instructions.

In order to vote by telephone, you must call 1-(800)-652-VOTE if you are a registered stockholder or 1-(800)-454-VOTE if you hold your shares through a broker. In either case, please have your proxy card or voting instruction card in hand and follow the instructions.

In order to vote by mail, please complete, date, sign and return the proxy card in the self-addressed, stamped envelope provided, or complete, date, sign and return your voting instruction card to your broker, bank or other nominee.

Authorizing your proxy by one of the methods described above will not limit your right to attend the Annual Meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you do not provide instructions on a properly submitted and executed proxy, your proxy will vote, as recommended by the Board of Directors, to elect (FOR) the director nominees listed in “Proposal 1—Election of Directors,” to approve (FOR) our NEO compensation as listed in “Proposal 2—Advisory Vote to Approve NEO Compensation,” to approve (FOR) the frequency of our NEO compensation every year as listed in “Proposal 4—Advisory Vote to Approve the Frequency of Future Advisory Votes on NEO Compensation,” and in favor (FOR) of “Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm.”

Q:	Why did I not receive my proxy materials in the mail?

A:	As permitted by rules of the SEC, we are making this proxy statement and our Annual Report available to our stockholders electronically via the Internet. The “e-proxy” process expedites stockholders’ receipt of proxy materials, and lowers the costs and reduces the environmental impact of our Annual Meeting.

On March 29, 2018, we began mailing to stockholders of record as of the close of business on the Record Date the Notice containing instructions to access this proxy statement, our Annual Report and other soliciting materials via the Internet. If you received the Notice by mail, you will not

CYS Investments, Inc. 2018 Proxy Statement        2

receive a printed copy of the proxy materials in the mail unless you previously indicated that you wanted to receive a printed copy. The Notice provides instruction on how to access and review all the important information contained in the proxy statement and Annual Report. The Notice also provides instruction on how you may submit your proxy.

Q.	How do I vote my shares that are held by my broker?

A.	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone or via the Internet.

Q.	What am I voting on?

A.	You will be voting on:

•	Proposal 1: the election of six directors to hold office until our 2019 annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: an advisory vote to approve NEO compensation;

•	Proposal 3: an advisory vote to approve the frequency of future advisory votes on our NEO compensation; and

•	Proposal 4: the ratification of the appointment of Deloitte & Touche LLP to act as our independent registered public accounting firm for the year ending December 31, 2018.

Q.	How are abstentions and broker non-votes treated?

A.	A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the bank, broker or other holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not count “for” or “withhold” on the election of directors, the advisory vote regarding NEO compensation, or the advisory vote regarding the frequency of future advisory votes on NEO compensation as our independent public accountants, and thus will have no effect on the result of the vote on these proposals.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may have the discretionary authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered public accounting firm, thus, brokers may cast votes on the ratification of Deloitte & Touche LLP even if they do not receive voting instructions from the beneficial stockholders. The uncontested election of directors is not considered a “routine” matter for purposes of broker discretionary voting. Additionally, the Securities and Exchange Commission (the “SEC”) has specifically prohibited broker discretionary voting of uninstructed shares with respect to the advisory vote to approve NEO compensation and the advisory vote regarding the frequency of future advisory votes to approve NEO compensation.

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Q.	What vote is required to approve the proposals assuming that a quorum is present at the Annual Meeting?

A.	Proposal	Required Vote to Approve the Proposal

Election of Directors

A plurality of the votes cast; provided, however that, pursuant to our Director Resignation Policy, any nominee that fails to receive at least a majority of the shares voted in favor of election to the Board is required to tender his or her resignation as a director.

	Advisory Vote to Approve NEO Compensation	A majority of the votes cast.

	Advisory Vote to Approve the Frequency of Future Advisory Votes on NEO Compensation	A majority of the votes cast.

	Ratification of the Appointment of our Independent Registered Public Accounting Firm	A majority of the votes cast.

Q.	Will there be any other business items on the agenda?

A.	The Board of Directors is not aware of any other matters that might be brought before the Annual Meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the Board of Directors. In the event that any other matter should come before the Annual Meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q.	What happens if I submit my proxy without providing voting instructions on all proposals?

A.	Proxies properly submitted will be voted at the Annual Meeting in accordance with their directions. If the properly-submitted and executed proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR) each of the director nominees listed in “Proposal 1—Election of Directors,” to approve (FOR) our NEO compensation as listed in “Proposal 2—Advisory Vote to Approve NEO Compensation”, to approve (FOR) the frequency of future advisory votes on our NEO Compensation every year as listed in “Proposal 3—Advisory Vote to Approve the Frequency of Future Advisory Votes on our NEO Compensation” and in favor (FOR) of “Proposal 4—Ratification of Appointment of Independent Registered Public Accounting Firm,” as applicable.

Q.	Who pays for this proxy solicitation?

A.	The Company pays the entire expense of preparing, printing and mailing the proxy materials and any additional materials furnished to stockholders. Proxies may be solicited by our directors, officers or employees personally or by telephone or email without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. We will reimburse such holders for their reasonable expenses.

Q.	May stockholders ask questions at the Annual Meeting?

A.	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

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Q.	What does it mean if I receive more than one proxy card?

A.	It likely means your shares are registered differently and are in more than one account. Sign and return all proxy cards so that all your shares are voted.

Q.	May I change my vote after I have voted?

A.	Yes. Proxies properly submitted by mail, phone or the Internet do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting by mail, phone or the Internet a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q.	May I find additional information on the Company’s website?

A.	Yes. Our website is http://www.cysinv.com. Although information contained on our web site is not part of this proxy statement, you can view additional information, such as our corporate governance guidelines, our code of business conduct and ethics, charters of our board committees and reports that we file with the SEC.

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PROPOSAL 1:  ELECTION OF DIRECTORS

The Board has set six directors as the number to be elected at the Annual Meeting and has nominated the individuals named below. All nominees are currently directors of the Company, and have been previously elected by our stockholders. The Board has determined each nominee for election as a director at the Annual Meeting is an independent director as discussed below under “Director Independence,” except for Kevin E. Grant, who is the Company’s Chief Executive Officer, Chief Investment Officer, and President.

Stephen P. Jonas and David A. Tyson, each of whom is a current non-executive, independent member of our Board, have independently decided to retire and not stand for re-election as members of the Board at the Annual Meeting. Mr. Jonas and Mr. Tyson will continue to serve on our Board, Mr. Jonas will continue to serve on our Nominating and Corporate Governance Committee and Mr. Tyson will continue to serve as Chair of our Audit Committee and on the Compensation Committee until their current terms expire on the date of the Annual Meeting. Mr. Jonas and Mr. Tyson each informed the Company that his decision to retire from and not stand for re-election to the Board did not arise from any disagreement on any matter relating to the Company whatsoever.

The Board of Directors recommends a vote FOR each of the nominees.

Directors are elected to hold office until the next annual meeting and until their successors are elected and qualified. All nominees have confirmed that they are willing to serve as directors. If any nominee is no longer a candidate for director at the Annual Meeting, the proxy holders will vote for the rest of the nominees and may vote for a substitute nominee as the Board may recommend in their discretion. In addition, as described below under “Director Resignation Policy,” each of the nominees is required to tender his or her resignation as a director if he or she fails to receive at least a majority vote election to the Board.

The Board and the Nominating and Corporate Governance Committee (sometimes referred to herein as the “NCGC”) conducts assessments of its members’ experience and qualifications to serve on the Board, and has identified certain minimum qualifications for its directors, including having a demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role. The Board believes our directors should have substantial experience relevant to serving as a director of our Company, which may include areas such as investments in the Company’s target assets or other fixed income assets, financial management, risk assessment and management, strategic planning, management succession planning, corporate governance, governmental regulation, and business operations. The Board and the NCGC believe that each of our nominees satisfies our director qualification standards and during the course of their business and professional careers has acquired extensive executive management experience sufficiently extensive in these and other areas. In addition, the Board and the NCGC believe that each nominee brings to the Board his or her own unique diverse background and particular expertise, knowledge, and experience, including as a result of his or her valued service on our Board and its committees, that provide the Board as a whole with the appropriate mix of skills and attributes necessary for the Board to fulfill its oversight responsibility to the Company’s stockholders.

The following chart summarizes a number of the competencies currently represented by our director nominees that we believe are important to their oversight of our business and operations.

LEADERSHIP/PUBLIC COMPANY GUIDANCE	6 OUT OF 6 DIRECTOR NOMINEES
MORTGAGE-BACKED SECURITIES	5 OUT OF 6 DIRECTOR NOMINEES
COUNTERPARTY RISK MANAGEMENT	5 OUT OF 6 DIRECTOR NOMINEES
REGULATORY COMPLIANCE	5 OUT OF 6 DIRECTOR NOMINEES
FINANCE MARKETS/HEDGING INSTRUMENTS	6 OUT OF 6 DIRECTOR NOMINEES
CAPITAL MARKETS	6 OUT OF 6 DIRECTOR NOMINEES
FINANCE/AUDIT	6 OUT OF 6 DIRECTOR NOMINEES
COMPENSATION/GOVERNANCE	5 OUT OF 6 DIRECTOR NOMINEES
INVESTOR RELATIONS	6 OUT OF 6 DIRECTOR NOMINEES

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Below we provide information about each of the nominees, including their age and the year in which they first became a director of the Company, their business experience for at least the past five years, the names of other publicly-held companies (other than the Company) where they currently serve as a director or served as a director during the past five years, and additional information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee would adequately serve as a director for the Company.

Nominees for Director

Tanya S. Beder, 62    Director since May 2012    Common stock beneficially owned: 52,097 shares

Chair and Chief Executive Officer of SBCC Group Inc. (“SBCC”)

Chair:	Nominating and Corporate Governance Committee
Member:	Audit Committee

Professional	Ms. Beder founded SBCC in 1987, an independent advisory firm to corporate management,
Experience:	fintech, institutional investors, and large financial firms. Ms. Beder heads the global strategy, risk, derivatives, and asset management practices of SBCC. Previously, Ms. Beder was CEO of Tribeca Global Management LLC, a $3 billion dollar multi-strategy fund with operations in New York, London and Singapore, and Managing Director of Caxton Associates LLC, a $10 billion asset management firm headquartered in New York. Ms. Beder is a Director of American Century Investments, a registered investment company in Mountain View, California, where she chairs the Risk Committee and serves on the Audit & Compliance Committee, and Portfolio Committee. She also became a member of the board of directors of Nabors Industries, Ltd (NYSE: NBR), a global oil, natural gas and geothermal drilling contractor, in June 2017, where she serves on the Technology & Safety Committee, the Risk Committee, and the Audit Committee. Ms. Beder also founded and served as President of Capital Market Risk Advisors and was a Vice President of The First Boston Corporation (now Credit Suisse) where she focused on mergers and acquisitions in London and New York and then on mortgage-backed securities, derivatives trading and fixed income research. In January 2013, Ms. Beder was appointed to the President’s Circle of the National Academies, after serving six years at the National Academy of Sciences on the Board of Mathematics and their Applications. In academia she holds the appointment Lecturer at Public Policy at Stanford University, is on NYU Courant’s Mathematical Finance Advisory Board and is an appointed Fellow of the International Center for Finance at Yale. Ms. Beder has taught numerous courses on the adjunct faculty of Yale, Columbia and the New York Institute of Finance.

Director	Ms. Beder has extensive experience running and serving on the boards of asset management
Qualifications:	firms, as well as vast knowledge of and experience in fixed income, derivatives, and operational and risk management, all of which are relevant to the business, operations, and industry in which CYS operates.

Kevin E. Grant, CFA, 57    Director since January 2006    Common stock beneficially owned: 823,326 shares

Chairman, Chief Executive Officer, Chief Investment Officer & President of CYS Investments, Inc.

Professional	Mr. Grant has served as our Chairman, Chief Executive Officer and President since he founded
Experience:

the Company in January 2006. Mr. Grant has also served as our Chief Investment Officer since 2011. Mr. Grant formed Sharpridge Capital Management, L.P. (“Sharpridge”), which was one of the sub-advisors to CYS’ former manager, in January 2005. Mr. Grant served as Chief Executive Officer of Sharpridge from its formation until its dissolution in February 2012.

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Mr. Grant served as the Chief Executive Officer and President of the Company’s former manager from January 2006 until August 2011. Prior to forming Sharpridge, Mr. Grant was Vice President and Portfolio Manager at Fidelity Investments (“Fidelity”). As a Portfolio Manager of Fidelity, Mr. Grant had both direct and indirect responsibility for management of fixed income assets in mutual funds and institutional separate accounts. Over the course of his career at Fidelity, Mr. Grant’s mutual fund responsibilities included the Mortgage Securities Fund, Investment Grade Bond Fund, Total Bond Fund, the fixed income portion of Fidelity Puritan Fund and Strategic Income Fund. In addition, Mr. Grant managed many separate accounts for Fidelity’s institutional clients. Prior to joining Fidelity in 1993, Mr. Grant was head of Mortgage Strategy for Morgan Stanley & Co. Incorporated. He began his investing career at Aetna Bond Investors in 1985.

Director	Mr. Grant is an expert in the mortgage and mortgage backed securities industries and markets,
Qualifications:	whose expertise has been gained over a distinguished career as a residential mortgage-backed securities and fixed income portfolio manager. In addition, Mr. Grant has led the Company since its founding, developing a well-managed, seasoned, and experienced executive management team.

Karen Hammond, CFA, 61     Director since October 2014    Common stock beneficially owned: 53,305 shares

Private Investments

Chair:	Compensation Committee
Member:	Audit Committee

Professional	Ms. Hammond served as Managing Director of Devonshire Investors, a private equity group
Experience:	within Fidelity, from 2007 through 2013. From 1993 to 2007, Ms. Hammond held various positions at Fidelity. She was Vice President and Chief Administrative Officer in Equity Research for Fidelity Management & Research Company, Vice President-Associate Group Leader in International Equities for Fidelity Management & Research Company, Chief Operating Officer of Investments in Fidelity Investments Japan, Senior Vice President and Corporate Treasurer at FMR Corp., and Senior Vice President of Investment Services for Fidelity Management & Research Company. Before serving at Fidelity, Ms. Hammond was Treasurer and Chief Financial Officer at the Boston Five Cents Savings Bank. Ms. Hammond serves as a Member of the Rhode Island State Investment Commission, a Trustee of Simmons College, a Trustee of Rhode Island School of Design and as a Board of Governor for the RISD Museum. Ms. Hammond previously served as a board member of Moses Brown School and as Vice Chair of the Nellie Mae Education Foundation.

Director	Ms. Hammond brings over 30 years of diverse experience in investment management, fixed
Qualifications:	income and mortgage banking, private equity, corporate treasury, and banking. Through Ms. Hammond’s executive roles, she gained direct investment management experience in portfolio management, investment information and market data, product innovation, operations, technology, finance, and business management.

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Raymond A. Redlingshafer, 62    Director since November 2006    Common stock beneficially owned: 76,507 shares

Professional Director

Member:	Audit Committee and Compensation Committee

Professional	From January 2010 until February 2018, Mr. Redlingshafer provided risk analysis, loss
Experience:	mitigation and operational solutions to the mortgage industry at Clayton Holdings, LLC (“Clayton”), a leading provider of loan due diligence, surveillance, consulting, valuation title and settlement services to the mortgage industry. Prior to joining Clayton, Mr. Redlingshafer was a Managing Director and an independent consultant for the Pentalpha Capital Group (“Pentalpha”), an independent financial services firm that provides advisory and consulting services related to the capital markets and operating issues affecting the global credit markets, from December 2007 to January 2010. Prior to working as an independent consultant for and subsequently joining Pentalpha, Mr. Redlingshafer was a Managing Director of KC Partners, a private equity firm, from October 2006 to October 2007. Mr. Redlingshafer was President and Chief Investment Officer of New York Mortgage Trust, Inc. (“New York Mortgage Trust”) (NASDAQ: NYMT) from March 2003 to July 2005. Mr. Redlingshafer has also served as a director of New York Mortgage Trust. While Mr. Redlingshafer was at New York Mortgage Trust, it was a REIT that focused on owning and managing a leveraged portfolio of residential mortgage-backed securities. Prior to joining New York Mortgage Trust, from January 2000 to April 2001 Mr. Redlingshafer was a Managing Director of Pedestal Capital Markets, Inc., an institutional mortgage-backed security trading platform. As a Vice President of Mortgage Capital Markets at Salomon Brothers from 1998 to 2000, Mr. Redlingshafer had roles in sales, trading and finance, working with origination as well as buy-side accounts. Prior to Salomon Brothers, Mr. Redlingshafer was National Director of Securities Marketing for the Federal Home Loan Mortgage Corporation (“Freddie Mac”), where he managed a sales team which marketed Freddie Mac securities to institutional fixed income investors. Prior to becoming the National Director of Securities Marketing for Freddie Mac, Mr. Redlingshafer held a number of positions at the firm, including starting the Adjustable Rate Mortgage trading desk. Mr. Redlingshafer began his career with Goldman Sachs & Co. as a whole loan mortgage trader and was one of the original members of the firm’s mortgage department.

Director	Mr. Redlingshafer brings extensive and direct experience as president and chief investment
Qualifications:	officer of a mortgage REIT, as well as extensive knowledge of the operations, diligence and trading of the U.S. mortgage markets.

Dale A. Reiss, 70    Director since January 2015    Common stock beneficially owned: 33,351 shares

Managing Director, Artemis Advisors, LLC

Member:	Compensation Committee and Nominating and Corporate Governance Committee

Professional	Ms. Reiss served as Global and Americas Director of Real Estate at Ernst & Young LLP, until
Experience:

her retirement in 2008, and was a Senior Partner there from 1995 through 2008 in various capacities. Subsequently, she was a senior consultant to the Global Real Estate Center of Ernst & Young LLP from 2008 to 2011. Ms. Reiss currently serves as Senior Managing Director of Brock Capital Group LLC, an investment bank, and Chairman of Brock Real Estate LLC, its equity and mezzanine financing arm, as well as Managing Director of Artemis Advisors, LLC, a real estate, restructuring, and consulting firm. Through these roles, Ms. Reiss has gained extensive knowledge of global strategic, financial management, investment, and governance issues, and has had comprehensive exposure to public and private companies, in many industries. In addition, Ms. Reiss has broad experience serving on public, private and

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non-profit boards, and currently serves as a board member for iStar Financial Inc. (NYSE: STAR) (“iStar”) and Tutor Perini Corporation (NYSE: TPC) (“Tutor Perini”), both public companies in the financial industry. Currently, Ms. Reiss serves as the chair of the audit committee for iStar and Tutor Perini, and on the nominating and corporate governance committee for iStar. Ms. Reiss has also previously held positions on the boards of Post Properties, Inc. (NYSE: PPS), Care Capital Properties, Inc. (NYSE: CCP) and the Urban Land Institute (where she continues to serve as a governor), among others. Ms. Reiss is a CPA.

Director	Ms. Reiss brings insight from over 40 years of professional leadership and experience in
Qualifications:	organizational, financial planning and management strategies, with particular emphasis on real estate and the REIT sector. Ms. Reiss brings extensive knowledge and values of global strategies, financial management, investment, and governance issues, and comprehensive exposure to public companies in various industries to her role as a director of CYS.

James A. Stern, 67     Director since February 2006    Common stock beneficially owned: 145,996 shares

Chair and Chief Executive Officer, Cypress Advisors

Lead Independent Director

Professional	As Chairman and Chief Executive Officer of Cypress, Mr. Stern manages the firm’s investing
Experience:	activities. Mr. Stern currently serves as director of OHA Investment Corp. He has served on the boards of directors of a number of corporations including Affinia Group Intermediate Holdings, Inc., Infinity Broadcasting, WESCO International, Inc., Lear Corporation, and Cinemark USA, Inc. Prior to founding The Cypress Group in 1994, Mr. Stern had a twenty-year career with Lehman Brothers. He joined the firm in 1974 and was named Managing Director in 1982. In 1988, he joined the firm’s management committee and became co-head of investment banking. He was named head of merchant banking in 1989. Mr. Stern was Chairman of The Board of Trustees of Tufts University from 1982-2013 and is a board member of several charitable organizations including WNET, The Jewish Museum and the Cancer Research Foundation.

Director	Mr. Stern has significant experience in investments and capital markets and as a director of
Qualifications:	publicly traded companies.

Board and Committee Meetings; Annual Meeting Attendance

Directors are expected to attend all Board meetings, meetings of committees on which they serve, and annual stockholders meetings. All of the directors currently in office (including Messrs. Jonas and Tyson, who are not standing for re-election) attended the Company’s 2017 annual stockholders meeting.

The Board held 10 meetings during 2017. Each current director attended at least 75% of the total number of 2017 meetings of the Board and committees on which he or she served. As required by NYSE rules, the independent directors of our Board regularly meet in executive session, without management present. Our Lead Independent Director, Mr. Stern, presides over the executive sessions, which, generally, occur before or after a regularly scheduled meeting of the Board of Directors. In 2017, the independent directors of the Board met in executive session 9 times.

For more information on the duties of the Lead Independent Director, see “Board Leadership Structure and Lead Independent Director” below.

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Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be independent. Our Board of Directors has adopted the categorical standards prescribed by the NYSE to assist the Board of Directors in evaluating the independence of each of the nominees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and establish thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a nominee under the categorical standards and the Board of Directors determines, taking into account all facts and circumstances, that no other material relationship between the Company and the director exists of a type not specifically mentioned in the categorical standards, the Board of Directors will deem such nominee to be independent. A director shall not be deemed independent if he or she satisfies any one or more of the following criteria:

•	a director who is, or who has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•	a director who has received, or who has an immediate family member serving as an executive officer who has received, during any 12-month period within the last three years more than $120,000 in direct compensation from the Company (excluding director and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•	(i) a director who is or whose immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) a director who is a current employee of such a firm; (iii) a director who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a director who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•	a director who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; or

•	a director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Directors has determined that all members of our Board of Directors (including Messrs. Jonas and Tyson, who are not standing for re-election) are independent, with the exception of Mr. Grant, our Chief Executive Officer. In addition, prior to his departure from our Board of Directors at our 2017 annual stockholders meeting, Jeffrey P. Hughes was also determined to be independent.

We have implemented procedures for stockholders and other interested parties who wish to communicate directly with our independent directors. We believe that communicating directly with our independent directors, rather than the full Board of Directors, provides a confidential, candid, and effective method of relaying an interested party’s concerns or comments. See “Communication with the Board of Directors, Independent Directors and the Audit Committee.”

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Committees of the Board

The Board has established three committees: Audit, Compensation, and Nominating and Corporate Governance. The Board’s committees act on behalf of the Board and report on their activities to the entire Board. The Board appoints the members and chair of each committee based on the recommendation of the NCGC. In addition, the Board may from time to time establish other committees to facilitate the management of the Company.

The Board has established and adopted a written charter for the Board’s Audit Committee, Compensation Committee, and NCGC. The charter for each committee addresses the committee’s purpose, authority, and responsibilities, and contains other provisions relating to, among other matters, membership and meetings. Each committee may, in its discretion, form and delegate all or a portion of its authority to subcommittees of one or more of its members. As required by its charter, each committee periodically reviews and assesses its charter’s adequacy and reviews its performance. Committees may recommend charter amendments at any time, which are subject to the Board’s review and approval. Each committee’s charter is available under “Corporate Governance” on our website at www.cysinv.com. Our Board may from time to time establish other committees to facilitate the management of the Company. Each of the committees currently has at least three directors. Each director serving on a Committee is an independent director, as defined in the rules and listing qualifications of the NYSE and, with respect to the members of the Audit Committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Additional information about the Board’s committees, including their key responsibilities, appears below.

Audit Committee
NUMBER OF MEETINGS IN 2017: 5

•   Reviews and discusses with management and our independent public accountants our annual and quarterly financial statements;

•   Selects and evaluates our outside auditors, including their qualifications and independence and approves all audit engagement fees and terms and all non-audit engagements of the outside auditors;

•   Reviews with the independent public accountants the plans and results of the audit engagement;

•   Reviews the performance of the independent public accountants, is directly involved in the selection of the lead engagement partner, and periodically considers whether there should be a rotation of the external audit firm;

•   Reviews and discusses with management the adequacy of our internal controls; and

•   Reviews any transactions that include potential conflicts of interest and related party transactions.

Each member of the Audit Committee is independent, as independence for audit committee members is defined by NYSE and SEC rules. The Board has determined, in its business judgment, that each current member of the Audit Committee (Tanya S. Beder, Karen Hammond, Raymond A. Redlingshafer and David A. Tyson) is financially literate as required by NYSE rules, and that each of Mss. Beder and Hammond, and Mr. Tyson qualify as an “audit committee financial expert” as defined by SEC regulations.

COMMITTEE MEMBERS: Tyson (Chair) Beder Hammond Redlingshafer

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Compensation Committee
NUMBER OF MEETINGS IN 2017: 5

•   Discharges the Board’s responsibilities relating to the Company’s overall compensation strategy and the compensation of our executive officers. Oversees the Company’s incentive compensation practices to help ensure that they do not encourage excessive risk-taking and reviews and approves benefit and compensation plans and arrangements applicable to executive officers of the Company;

•   Evaluates the CEO’s performance and approves and recommends the CEO’s compensation to our Board for approval and approves compensation for our other executive officers and any other officers or employees as the Compensation Committee determines appropriate, and reviews director compensation and recommends any changes for approval by the Board;

•   Administers the issuance of any equity awards under our 2013 Equity Incentive Plan (the “2013 Equity Plan”);

•   Oversees succession planning and actions taken by the Company regarding stockholder approval of executive compensation matters, including advisory votes on executive compensation; and

•   Has the sole authority to retain or obtain the advice of and terminate any compensation consultant, independent legal counsel or other advisor to the Compensation Committee, and evaluates the independence of its advisors in accordance with NYSE rules.

The Board has determined that each member of the Compensation Committee is a “non-employee director” under Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and is independent, as independence for compensation committee members is defined by NYSE rules.

COMMITTEE MEMBERS: Hammond (Chair) Redlingshafer Reiss Tyson

Nominating and Corporate Governance Committee
NUMBER OF MEETINGS IN 2017: 5

•   Assists the Board by identifying individuals qualified to become Board members and recommends to the Board nominees for director and committee membership;

•   Annually reviews and assesses the adequacy of our Corporate Governance Guidelines and certain other corporate governance documents;

•   Oversees an annual review of the Board’s performance;

•   Reviews periodically with the Board of Directors the succession plans with respect to the CEO;

•   Recommends to the Board a determination of the independence of each non-employee director under applicable rules and guidelines; and

•   Oversees the Company’s engagement with stockholders and other interested parties concerning governance matters and works with the Board’s other committees regarding such engagement on matters subject to the oversight of such other committees.

Each member of the NCGC is independent, as independence is defined by NYSE rules.

COMMITTEE MEMBERS: Beder (Chair) Jonas Reiss

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The Board expects to address composition of all of its committees upon conclusion of the Annual Meeting. In addition, the Board may from time to time establish other committees to facilitate the management of the Company.

Code of Business Conduct and Ethics

Our officers, employees, and directors are subject to a code of business conduct and ethics (the “Code of Business Conduct and Ethics”) that our Board of Directors has established. Among other matters, our Code of Business Conduct and Ethics is designed to prevent wrongdoing and to promote:

•	honest and ethical conduct, including the appropriate management of less apparent conflicts of interest between personal and professional relationships;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics of our executive officers or directors may be made solely by our Board of Directors or one of its committees.

Our Code of Business Conduct and Ethics expressly prohibits any conflict of interest by an officer, director or employee without exception under guidelines approved by the Board of Directors. Our Code of Business Conduct and Ethics requires employees to report any conflict of interest to a supervisor, manager or other appropriate personnel.

Corporate Social Responsibility

We are committed to being a solid citizen in our community from a social, charitable, and environmental perspective. With just 16 employees, management and the Board seek to create a working environment in which each employee has the full support and ability to engage in socially responsible activities in and around his or her community. Each year, our employees actively engages in philanthropic activities, including making financial contributions to national and local charities, engaging in the establishment, administration and implementation of charitable activities, and serving on boards of various charitable and community institutions, including hospitals, universities, and local non-profit organizations. In 2016, we moved our corporate headquarters to a newly constructed LEED Commercial Interiors 2009 Gold Certified office building in Waltham, Massachusetts. Certification highlights include: (i) 35% reduction in lighting power density, (ii) 90% Energy Star Qualified, and (iii) 40% reduction in indoor potable water use. In addition, we installed lighting controls, LED technologies, and solar window film to further reduce energy consumption and heat gain and improve occupant comfort. Further, we recycle paper and other waste, limit use of landfills, reduce consumption of natural resources and conserve energy. Finally, as a participant in the housing finance industry, the Company’s investments in residential mortgage backed securities provide critical private financing to the housing finance market, supporting the home mortgage market, and providing the housing finance system with stability.

Director Education

To assist members of the Board of Directors in remaining current with their board duties, committee responsibilities and industry developments, we encourage our directors to participate in various board member education programs, including but not limited to those sponsored by the NYSE-Corporate Board Member Board Education Program and the National Association of Corporate Directors. These programs offer our directors access to a wide range of in-person, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

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Compensation Committee Interlocks and Insider Participation

Ms. Hammond, Ms. Reiss, and Messrs. Hughes, Redlingshafer, Stern, and Tyson served on our Compensation Committee for some portion, if not all, of our fiscal year ended December 31, 2017. None of the members of the Compensation Committee is, or has been, one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Director Compensation for 2017

In 2017, compensation for our independent directors was based on the following annual terms:

•	$85,000, payable in equal $21,250 installments each quarter in shares of our restricted common stock that vest at the end of the quarter in which such grant is made;

•	an annual cash retainer of $65,000, payable in equal $16,125 installments each quarter;

•	an additional annual cash retainer of $20,000, $12,500 and $10,000 for the chairperson of our Audit Committee, Compensation Committee and NCGC, respectively;

•	an additional annual cash retainer of $7,500 for each other member of our Audit Committee; and

•	an additional annual cash retainer of $75,000 for our Lead Independent Director.

Shares of restricted stock that we granted to our directors in 2017 are subject to forfeiture restrictions that lapse at the end of the quarter in which such grant is made or, if earlier, upon the death or disability of the grantee or a change of control. The restricted shares granted to our independent directors were issued pursuant to the 2013 Equity Plan, which was approved by our stockholders at our 2013 annual meeting of stockholders on May 10, 2013. We also reimburse our directors for their reasonable travel expenses incurred in connection with their attendance at Board and committee meetings. From time to time, we also pay our independent directors additional amounts when they are asked to serve on an ad hoc committee on behalf of the Board to review and oversee projects outside the scope of their typical duties.

The following table summarizes the compensation that we paid to our independent directors in 2017:

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Tanya S. Beder	$82,500	$85,000	$167,500
Karen Hammond	80,464	85,000	165,464
Jeffrey P. Hughes(2)	32,500	42,500	75,000
Stephen P. Jonas	92,218	85,000	177,218
Raymond A. Redlingshafer, Jr.	72,500	85,000	157,500
Dale A. Reiss	67,722	85,000	152,722
James A. Stern	117,319	85,000	202,319
David A. Tyson, Ph.D.	85,000	85,000	170,000

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(1)	All stock awards were granted pursuant to the 2013 Equity Plan. Amount shown is the aggregate grant date fair value computed in accordance with Accounting Standards Codification 718, Share-Based Payment. See Note 10 to our financial statements as of December 31, 2017 and for the year ended December 31, 2017 included in our Annual Report on Form 10-K for a discussion of the assumptions used to value our stock awards to directors. Mss. Beder, Hammond, and Reiss, and Messrs. Jonas, Redlingshafer, Stern and Tyson each received 10,359 shares of restricted stock during 2017, and Mr. Hughes received 5,453 shares of restricted stock during 2017. Upon his retirement, the Compensation Committee accelerated the vesting of Mr. Hughes’ second quarter grant of restricted stock. Each of Mss. Beder, Hammond, and Reiss, and Messrs. Jonas, Hughes, Redlingshafer, Stern and Tyson received: 2,736 shares with a grant date fair value of $7.73 per share on January 2, 2017; 2,717 shares with a grant date fair value of $7.95 per share on April 1, 2017; and each of Mss. Beder, Hammond, and Reiss, and Messrs. Jonas, Redlingshafer, Stern and Tyson 2,459 shares with a grant date fair value of $8.41 per share on July 1, 2017; and 2,447 shares with a grant date fair value of $8.64 per share on October 1, 2017. These restricted stock awards are subject to forfeiture restrictions that lapse at the end of the quarter in which such grant is made or, if earlier, upon the death or disability of the grantee or a change of control. As of December 31, 2017, Mss. Beder, Hammond, and Reiss, and Messrs. Jonas, Redlingshafer, Stern and Tyson each had outstanding 2,609 shares of restricted stock. As of December 31, 2017, Mr. Hughes had no outstanding shares of restricted stock.
(2)	On February 14, 2017, Jeffery P. Hughes, a non-executive, independent member of the Board, notified the Board of his intention not to stand for re-election to the Board at the Company’s 2017 annual stockholders meeting. He retired from the Board at the end of his term on May 12, 2017.

Our Chairman of the Board, Kevin E. Grant, is the sole member of our Board of Directors who serves as one of our executive officers or employees. Mr. Grant does not receive additional compensation for serving on our Board of Directors. In the future, to the extent our Chairman of the Board is not one of our executive officers or employees, the chairman may be entitled to receive an annual retainer fee, a fee for each full board meeting attended in person or telephonically and/or a fee for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date at the discretion of the Compensation Committee. Our Board of Directors may revise our directors’ compensation in its discretion.

Minimum Share Ownership Guidelines for our Independent Directors

We have established minimum share ownership guidelines that require each independent director to maintain a minimum equity investment in our Company of five times the then-current annual cash retainer fee paid to independent directors without regard to (i) fees for service as a lead independent director, (ii) additional fees for service as a member or chair of certain committees, (iii) meeting fees, or (iv) fees for any other activity undertaken as a director on behalf of our Company that is not in the ordinary course of business. As of January 1, 2017, the annual cash retainer fee paid to our independent directors was increased to $65,000. Each independent director who was serving in such capacity when the annual cash retainer was increased as of January 1, 2017 must achieve the minimum equity investment no later than January 1, 2022. Until the minimum equity investment is met, an independent director must retain all of our common stock granted to him or her as compensation. From time to time, the NCGC will review each independent director’s compliance with the minimum share ownership guidelines and may grant exceptions to these guidelines as it deems appropriate and market-competitive on a case-by-case basis. Taking into account any permitted transition period, all of our independent directors are currently in compliance with the minimum share ownership guidelines or are scheduled and expected to meet the share ownership guidelines within the noted five-year period.

Nomination of Directors

Prior to each annual meeting of stockholders, the NCGC considers the nomination of those directors whose terms expire at the next annual meeting of stockholders. Likewise, the NCGC considers new candidates when there is a vacancy on the Board of Directors or when a vacancy is anticipated due to a change in the size or composition of the Board of Directors, a retirement of a director, or for any other reason. In addition to considering incumbent directors, the NCGC identifies director candidates based on recommendations from directors, stockholders, management, and others. The NCGC may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates.

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The Board and the NCGC regularly review and consider the tenure of each of our directors during the course of each fiscal year. Underlying this is the notion that refreshing the Board may lend new, and potentially applicable perspective regarding oversight of the Company. In considering a director’s tenure, and when it may be an appropriate time to make revisions to the composition of the Board, the Board recognizes that the Company operates in a unique industry, and that there is a steep learning curve for new directors to become knowledgeable of the Company’s specific operations, business, financial condition and results of operations. As such, the Board takes a conservative approach to asking a long-tenured director with strong institutional and industry knowledge to consider retiring from the Board. As of the date of the 2018 Annual Meeting, the average tenure of our director nominees is 8.2 years. The current distribution of our director nominees’ tenure on the Board is as follows:

Director Nominee	Tenure in Years
Tanya S. Beder (Director since May 2012)	6.0
Kevin E. Grant, CFA (Director since January 2006)	12.4
Karen Hammond, CFA (Director since October 2014)	3.6
Raymond A. Redlingshafer (Director since November 2006)	11.5
Dale A. Reiss (Director since January 2015)	3.4
James A. Stern (Director since February 2006)	12.3

Our NCGC charter provides that the NCGC will consider nominations for board membership by stockholders. The rules that must be followed to submit nominations are contained in our bylaws and include, but are not limited to, the following: (i) the nomination must be received by the committee at least 120 days, but not more than 150 days, before the first anniversary of the mailing date for proxy materials applicable to the annual meeting prior to the annual meeting for which such nomination is proposed for submission; and (ii) the nominating stockholder must submit certain information regarding the director nominee, including the nominee’s written consent.

On an annual basis, the NCGC evaluates the Board of Directors’ as a whole, and individual directors’ effectiveness, and identifies any areas in which the Board of Directors would be better served by adding new members with different skills, backgrounds or areas of experience. The Board of Directors considers director candidates, including those nominated by stockholders, based on a number of factors including: whether the board member will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board of Directors; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties. The NCGC also monitors the mix of skills, experience and background in an effort to maintain a Board of Directors that is comprised of individuals who can effectively perform the Board’s functions.

We do not have a formal diversity policy, but the NCGC does consider certain diversity characteristics when nominating director candidates to the Board of Directors, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender, and national origin. Following the Annual Meeting, 50% of our directors will be women.

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CORPORATE GOVERNANCE MATTERS

The Board is committed to sound and effective corporate governance principles and practices. We have adopted a code of business conduct and ethics and corporate governance guidelines to provide the framework for the governance of the Board and the Company. The code and guidelines apply to all our executive officers and employees and each member of our Board of Directors. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. Current copies of the code of business conduct and ethics, and corporate governance guidelines are available on our website at www.cysinv.com.

Investor Outreach Program

We are committed to the highest standards of corporate governance practices. As part of this ongoing commitment we continued an investor outreach program to communicate with and better understand the views of our investors on compensation and corporate governance topics. As part of our stockholder outreach program, Karen Hammond, the Chair of our Compensation Committee, Tanya S. Beder, the Chair of our Nominating and Corporate Governance Committee, and Thomas A. Rosenbloom, our Executive Vice President, General Counsel & Secretary, participated in teleconferences with institutional stockholders to discuss and obtain feedback primarily on executive compensation and corporate governance related matters. In addition, Kevin E. Grant, Jack DeCicco, and Richard E. Cleary, our Chief Executive Officer, Chief Investment Officer and Founder, Chief Financial Officer, and Chief Operating Officer, respectively, presented to, and met with, investors from time to time in 2017 at various industry-related investor conferences.

Our communications with stockholders are intended to establish ongoing, long-term and effective relationships, foster better understanding of stockholders’ positions and policies relating to executive compensation and corporate governance, and help ensure that our compensation and corporate governance practices continue to evolve and promote compensation and governance practices that are fair and reasonable for our executive offices and align with the interests of our stockholders. For more information about our investor outreach program, see our “Compensation Discussion and Analysis.”

Board Leadership Structure and Lead Independent Director

The Board believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At CYS, the offices of the Chairman of the Board and the Chief Executive Officer are combined, with Mr. Grant serving as Chairman and Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer roles is the appropriate corporate governance structure at this time and works well for the Company because it most effectively utilizes Mr. Grant’s extensive experience and knowledge regarding the Company, the Company’s business and markets, and the Company’s competitors, and provides for the most effective leadership of our Board and Company. The Company is a complex, specialty finance operation, and Mr. Grant, with over 30 years of industry experience, and as the Company’s founder, has the knowledge and expertise to understand and clearly articulate to the Board the opportunities and risks facing the Company, as well as the leadership and management skills to promote and execute the Company’s strategy. The Board believes that Mr. Grant, rather than an outside director, is in the best position, as Chairman and Chief Executive Officer, to lead Board discussions regarding the Company’s business and strategy and to help the Board respond quickly and effectively to business, market, and regulatory reform challenges affecting the Company and the rapidly changing specialty finance industry. Mr. Grant’s service as Chairman also provides clarity of leadership for the Company and more effectively allows the Company to present its vision and strategy to stockholders, analysts, and the market in an intelligent, articulate, thoughtful, and unified voice.

The Board recognizes the importance of strong independent leadership on the Board. In addition to maintaining a significant majority of independent directors (five of the six director nominees are independent under the Director Independence Standards) and independent Board committees, since 2011 the Board has appointed a Lead Independent Director who performs the duties and responsibilities described below.

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The duties and responsibilities of the Lead Independent Director include the following:

•	After consultation with the Chairman and Chief Executive Officer and other directors, providing input into and approving Board meeting agendas and schedules and assuring that there is sufficient time for discussion of all agenda items;

•	Calling special meetings or executive sessions of the Board and calling and presiding at executive sessions or meetings of non-management or independent directors;

•	Serving as a liaison between the independent directors and the Chairman, as appropriate, and providing feedback to the Chairman and Chief Executive Officer;

•	Working with committee chairs to ensure coordinated coverage of Board responsibilities;

•	Facilitating communication between the Board and senior management, including advising the Chairman and Chief Executive Officer of the Board’s informational needs and approving the types and forms of information sent to the Board;

•	Serving as an additional point of contact for Board members and stockholders and being available for consultation and direct communication with major stockholders;

•	Serving as a “sounding board” and advisor to the Chairman and Chief Executive Officer;

•	Contributing to the performance review of the Chairman and Chief Executive Officer; and

•	Staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.

The Board believes that its Lead Independent Director structure, including the duties and responsibilities described above, provides similar independent leadership, oversight, and benefits for the Company and the Board that would be provided by an independent Chairman. Mr. Stern is actively engaged as Lead Independent Director and works closely with the Chairman and Chief Executive Officer, and our General Counsel and Corporate Secretary on Board matters. Mr. Stern regularly interacts with Mr. Grant and other members of management to provide his input on Board agendas, and his perspective on important issues facing the Company. In addition, Mr. Stern is invited to, and attends, meetings of all of the committees of the Board, fostering an ongoing interaction and communication amongst all of the directors.

Succession Planning

The Board recognizes the importance of effective executive leadership to the Company’s ongoing success. The Board and the NCGC conduct an annual review of the Company’s succession plans for our CEO. In conducting this review, the Board considers, among other factors, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. The CEO succession plan addresses succession in an emergency situation relating to our CEO. In addition, the Board and NCGC review and discuss with our CEO succession plans for our other executive officers.

In addition, the Board understands that as the Company’s business evolves, and as the mortgage REIT sector changes, the Board must add members with highly relevant professional experience. In addition, while it does not have term or age limits, the Board believes that a certain amount of director turnover is to be expected and desirable. The average tenure of our nominees for election to the Board is approximately 8.2 years.

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Board Oversight of Risk

We believe that our Board of Directors is best situated to oversee our risk management practices and assess and manage our overall risk profile. The Board receives information from management regarding the business and operational risks of the Company, including, without limitation, cybersecurity risks, information technology risks, and counterparty exposure, and assesses and manages these risks. The Board implements its risk oversight function both directly and indirectly through delegation to its various committees, which assist the Board in fulfilling these risk management responsibilities. For example, the Audit Committee assists the Board in performing its risk management oversight responsibilities with respect to financial reporting and internal controls. The Compensation Committee assists the Board in performing its risk management oversight responsibilities with respect to compensation programs and policies. The NCGC oversees risk management with respect to Board membership, structure and organization. The Board assesses our risk profile and its risk oversight responsibilities in assessing the Board’s leadership structure from time to time.

Director Nomination Process and Board Diversity

The NCGC is responsible for managing the director nomination process, which includes identifying, evaluating, and recommending for nomination candidates for election as new directors and incumbent directors. The goal of the NCGC’s nominating process is to assist the Board in attracting and retaining competent individuals with the requisite management, financial, and other expertise who will act as directors in the best interests of the Company and its stockholders. The NCGC regularly reviews the composition of the Board in light of its understanding of the backgrounds, industry, professional experience, personal qualities and attributes. The NCGC also reviews Board self-evaluations and information with respect to the business and professional expertise represented by current directors in order to identify any specific skills desirable for future Board members. It also monitors the expected service dates of Board members.

The NCGC identifies potential candidates for first-time nomination as a director primarily through recommendations it receives from our current Board members, and our Chairman and Chief Executive Officer. The NCGC also has the authority to conduct a formal search using an outside search firm selected and engaged by the NCGC to identify potential candidates. When the NCGC has identified a potential new director nominee, it obtains information on the background of the potential nominee to make an initial assessment of the candidate in light of the following factors:

•	Whether the individual meets the Board-approved minimum qualifications for director nominees described below;

•	Whether there are any apparent conflicts of interest in the individual’s serving on our Board; and

•	Whether the individual would be considered independent under our Director Independence Standards, which are described above under “Director Independence.”

The Board requires that all nominees for service as a director have the following minimum qualifications:

•	A demonstrated breadth and depth of management and/or leadership experience, preferably in a senior leadership role;

•	Financial literacy or other professional or business experience relevant to an understanding of our business; and

•	A demonstrated ability to think and act independently, as well as the ability to work constructively in a collegial environment.

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Candidates must be individuals of the highest character and integrity. The NCGC determines, in its sole discretion after considering all factors it considers appropriate, whether a potential nominee meets these minimum qualifications and also considers the composition of the entire Board in view of the above qualifications and various other factors. If a candidate passes this initial review, the NCGC typically arranges an introductory meeting with the candidate, our Chairman and Chief Executive Officer, the NCGC Chair, and the Lead Independent Director and/or other members of the NCGC to determine the candidate’s interest in serving on our Board. If the candidate is interested in serving on our Board, members of the NCGC, together with several members of the Board, our Chief Executive Officer, and, if appropriate, other key executives of the Company, then conduct an interview with the candidate. If the Board and the candidate are both still interested in proceeding, the candidate provides us additional information for use in determining whether the candidate satisfies the applicable requirements of our Corporate Governance Guidelines, and any other rule, regulation, or policy applicable to members of the Board and its committees and for making any required disclosures in our proxy statement. Assuming a satisfactory conclusion to the process outlined above, the NCGC then presents the candidate’s name for approval by the Board or for nomination for approval by the stockholders at the next stockholders meeting, as applicable.

Board Diversity

One half of our director nominees are women. Although the NCGC does not have a separate policy specifically governing diversity, the NCGC will consider, in identifying first-time candidates or nominees for director, or in evaluating individuals recommended by stockholders, the current composition of the Board in light of the interplay of the candidate’s or nominee’s experience, education, skills, background, gender, race, ethnicity and other qualities and attributes with those of the other Board members. The NCGC incorporates this broad view of diversity into its director nomination process by taking into account all of the above factors when evaluating and recommending director nominees to serve on the Board so that the Board’s composition as a whole appropriately reflects the current and anticipated needs of the Board and the Company. In implementing its practice of considering diversity, the NCGC may place more emphasis on attracting or retaining director nominees with certain specific skills or experience, such as industry, regulatory, public policy, or financial expertise, depending on the circumstances and the composition of the Board at the time. The NCGC and the Board will continue to monitor the effectiveness of its practice of considering diversity through assessing the results of any new director search efforts and the NCGC’s and Board’s self-evaluation process in which directors discuss and evaluate the composition and functioning of the Board and its committees.

Director Resignation Policy

We have established a director resignation policy, which provides that, in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five business days following the certification of the stockholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the NCGC. An “uncontested election of directors” is defined as an election in which the number of nominees is not greater than the number of Board seats open for election. The NCGC is charged to consider the tendered resignation and, as soon as is reasonably practicable following the date of the Board’s receipt of such resignation, but in no event later than 45 days after the stockholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the NCGC will consider all factors deemed relevant by its members including, without limitation, the stated reason or reasons why stockholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE, and the Company’s Corporate Governance Guidelines), and whether the director’s resignation from the Board would be in the best interests of the Company and its stockholders.

The NCGC also is expected to consider a range of possible alternatives concerning the director’s tendered resignation as members of the NCGC deem appropriate including, without limitation, acceptance of the

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resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to mitigate or cure the underlying reasons reasonably believed by the NCGC to have substantially resulted in the “withheld” votes.

The Board will take formal action on the NCGC’s recommendation no later than 120 days following the date of the stockholders’ meeting at which the election occurred. In considering the NCGC’s recommendation, the Board will consider the information, factors and alternatives considered by the NCGC and such additional information, factors and alternatives as the Board deems relevant or appropriate.

Following the Board’s decision on the NCGC’s recommendation, the Company will promptly disclose the Board’s decision in a Form 8-K filed with the SEC, together with a description of the process by which the decision was made and, if applicable, the factors considered by the Board in determining to accept or reject the tendered resignation.

Policy Prohibiting Pledging and Hedging

The Company maintains a Policy Prohibiting Pledging and Hedging, which applies to all officers and directors of the Company and provides that such individuals are prohibited from (i) making or maintaining any pledges of securities of the Company or otherwise holding securities of the Company in a margin account, or (ii) engaging in any hedging transactions with respect to securities of the Company.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our Board of Directors or any individual director may be contacted by any party via mail at the address listed below:

Board of Directors

CYS Investments, Inc.

500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

Attention: Corporate Secretary

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full board, provides a confidential, candid and efficient method of relaying any interested party’s concerns or comments. As discussed above, the presiding director of independent sessions of the Board of Directors is Mr. Stern. The independent directors can be contacted by any party via mail at the address listed below:

Independent Directors

CYS Investments, Inc.

500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

Attention: Corporate Secretary

The Audit Committee or any individual member of the Audit Committee may be contacted by any party via mail at the address listed below:

Audit Committee

CYS Investments, Inc.

500 Totten Pond Road, 6th Floor

Waltham, Massachusetts 02451

Attention: Corporate Secretary

The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and any such specified committee or individual directors.

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PROPOSAL 2: ADVISORY VOTE TO APPROVE NEO COMPENSATION

As provided by the Dodd-Frank Act and SEC rules, we provide our stockholders with an advisory vote to approve the compensation of our NEOs, or “say on pay.” Based on the preference expressed by stockholders at the 2012 annual meeting of stockholders, the Board determined to have an annual advisory vote to approve executive compensation until the next advisory vote to approve the frequency of our advisory say on pay vote is held.

We are asking our stockholders to approve an advisory resolution regarding compensation paid NEOs as described in “Compensation Discussion and Analysis,” the compensation tables and related disclosures. This item gives our stockholders the opportunity to express their views on our 2017 compensation decisions and policies for our NEOs, as discussed in this proxy statement. Although the say on pay vote is advisory and not binding on our Board, the Compensation Committee will take the outcome of the vote into consideration when making future executive compensation decisions.

As described in detail under “Compensation Discussion and Analysis,” we believe that our compensation program is designed to align the interests of management with those of our stockholders, apply a pay-for-performance philosophy and attract and retain top management talent, while at the same time reducing our expense ratio and managing expenses. Our Board of Directors and Compensation Committee carefully review, analyze and discuss our compensation program on an ongoing basis. Our Board believes that our current executive compensation program effectively links executive compensation to our performance and appropriately aligns the interests of our executive officers with those of our stockholders.

Voting and Effect of Vote

We are requesting your non-binding, advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related material disclosed in this proxy statement, is hereby APPROVED.”

You will vote FOR, AGAINST or ABSTAIN on this Proposal 2. Because your vote is advisory, it will not be binding on the Company, the Board or the Compensation Committee and will not overrule any decision by the Board or require the Board to take any action. However, the Board values our stockholders’ views on executive compensation matters and will consider the outcome of this vote when deliberating future executive compensation decisions for NEOs.

Board Recommendation

As noted in the Compensation Discussion and Analysis, the Compensation Committee believes its 2017 compensation decisions will benefit stockholders for short-term and long-term Company performance and the compensation paid to the NEOs for 2017 was reasonable and appropriate.

The Board recommends that you vote FOR the advisory resolution to approve the compensation paid to the Company’s NEOs, as disclosed in this proxy statement in the Compensation Discussion and Analysis, the compensation tables and any related material (Item 2 on the proxy card).

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COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the proxy statement.

By the Compensation Committee

Karen Hammond (Chair)

Raymond A. Redlingshafer, Jr.

Dale A. Reiss

David A. Tyson

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program for 2017 for our “Named Executive Officers” or “NEOs” and the guiding objectives and practices upon which our program is based. Our NEOs for 2017 were:

Kevin E. Grant	Chief Executive Officer, Chief Investment Officer and President
Jack DeCicco	Chief Financial Officer and Treasurer
Richard E. Cleary	Chief Operating Officer and Assistant Secretary
Thomas A. Rosenbloom	Executive Vice President of Business Development, General Counsel and Secretary

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Future compensation programs that we adopt may differ materially from currently planned programs.

Executive Summary

Our executive compensation program is designed to compensate our NEOs for achievements that support the mission and strategic objectives of the Company. The Board believes our compensation program provides annual quantitative and qualitative objectives that integrate actionable strategic and operational goals that reward our NEOs for the attainment of short-term and long-term performance and increases in stockholder value over time. We designed our executive compensation plan to link our compensation to our operating results, financial condition, and long-term interests of our stockholders.

The Company operates in a highly-specialized business and operates with only 16 employees in an extremely efficient manner, having an operating expense ratio of only 1.47% of average stockholders’ equity in 2017. As such, the Board believes that it is important to retain and attract highly qualified employees who have a strong and extensive understanding of the Company’s business and the markets that impact the Company’s operations. As a specialty finance company that invests in residential mortgage pass-through securities for which the principal and interest payments are guaranteed by a GSE, such as Fannie Mae or Freddie Mac, we rely upon a group of executive officers, including Kevin Grant, our Chief Executive Officer and Chief Investment Officer, investment managers, and employees who function in a unique market, and require specialized skill sets.

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Key highlights of our 2017 executive compensation program include (each discussed in more detail throughout the CD&A):

Meaningful 2017 Stockholder Outreach	•

Participated in an investor outreach program in the summer and fall of 2017 with the Company’s 40 largest institutional investors, representing approximately 53.5% of the Company’s outstanding voting securities as of the time of the initial outreach effort, to discuss and obtain feedback on executive compensation and corporate governance matters.

Pay for Performance Compensation Program	•	76.5% of our CEO’s 2017 targeted compensation was variable and at-risk, subject to the achievement of performance goals, with only 23.5% of his target compensation reflecting fixed pay.
	•	Our CEO’s 2017 realized compensation was 2% above his 2017 targeted amount.
Continued Use of Formulaic Incentive Compensation	•	75% of our CEO’s potential incentive compensation is based on pre-established objective performance hurdles (60% for other NEOs).
	•	25% is determined at the discretion of the Compensation Committee based on the achievement of qualitative individual goals (40% for other NEOs).
	•	Incentive compensation is payable half in cash and half in restricted stock.
Strong Compensation Governance Practices	•	Compensation “clawback” policy
	•	Double trigger change of control provisions for stock awards
	•	Prohibit pledging of Company stock by executive officers and directors
	•	Prohibit hedging transactions and short sales by executive officers and directors
	•	Maintain stock ownership guidelines
	•	Utilize an independent compensation consultant

The dashboard below provides a snapshot of all elements of our executive compensation program and describes why each element is utilized.

TOTAL EXECUTIVE COMPENSATION DASHBOARD

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Stockholder Outreach

At our 2017 Annual Meeting, the Company received approximately 95% approval on the advisory vote on NEO compensation. In August, September, and October 2017, Karen Hammond, Chair of our Compensation Committee, Tanya S. Beder, Chair of our Nominating and Corporate Governance Committee, and Thomas A. Rosenbloom, our Executive Vice President, General Counsel & Secretary, engaged in an outreach effort with certain of our stockholders. Our stockholder outreach efforts are summarized as follows:

•	Sent letters to our top 40 institutional investors, inviting them to engage with us on executive compensation and other matters.

•	These stockholders comprised approximately 53.5% of the Company’s issued and outstanding common stock as of the time of the initial outreach effort.

•	Held conference calls with four stockholders, who represented approximately 5.3% of the Company’s issued and outstanding common stock as of the time of the initial outreach effort.

•	Conducted email or phone dialogue with nine additional stockholders, who indicated there was no need, or they were not available, for a call at the time.

Having achieved an exceptionally high approval rate for our executive compensation program, the Company has not made any significant changes to the executive compensation program in 2018. The Compensation Committee will continue to consider stockholder feedback and the results of say-on-pay votes in making future compensation decisions.

2017 Performance Summary

In 2017, our quantitative and qualitative results included, among other things, the following:

•	Three-year TSR (based on changes in stock price and dividends, assuming reinvestment of dividends) of 34.4%, which was the 6th highest TSR for the three-year period among our performance peer group.

•	One-year TSR (based on changes in stock price and dividends, assuming reinvestment of dividends) of 17.1%, which was the 7th highest TSR in 2017 among our performance peer group of 14 companies, including the Company.

•	Three-year book value TSR (based on changes in book value and dividends) of 9.4%.

•	One-year book value TSR (based on changes in book value and dividends) of 12.6%.

•	Maintained a consistent quarterly dividend of $.25 on common shares through the year for a total of $1.00 per share, representing an annualized dividend yield of 12.5% using the closing price per common share of $8.03 on December 29, 2017.

•	On a relative basis, we continued operating as one of the most efficient among our peers with an expense ratio of 1.47% of average stockholder equity. Excluding the effects of $1.1 million of non-recurring costs, the 2017 operating expense ratio was 1.40%.

•	Continued actively monitoring, repositioning, and managing the investment portfolio, structure of our borrowings and our hedge positions. Select 2017 highlights follow:

•

Despite the flattening yield curve, we were able to maintain what we believe to be attractive risk-adjusted returns in 2017 due to several factors. The most significant contributor was the repositioning of our Agency RMBS portfolio that we implemented late in 2016, following the increase in interest rates after the presidential election by

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recycling capital out of 15-year Agency RMBS with a higher cost basis and prepayment characteristics into 30-year Agency RMBS with a lower cost basis and a more favorable prepayment profile. Low levels of prepayments also supported returns throughout 2017.

•	Agency RMBS outperformed U.S. Treasury and swap rates.

•	In anticipation of an increase in rates, we took the opportunity to increase the size and duration of our hedge portfolio. In addition, increases in 3-Month LIBOR, the receive-leg of our swaps, outpaced our funding rates, contributing to asset yields and better hedge performance. Consequently, we ended 2017 better hedged and at a lower cost than when we started the year.

•	We managed borrowing costs by utilizing our extensive sources of financing and our ability to effectively identify and capitalize on opportunities in our markets. We also expanded our borrowing capacity and scope of relationships by adding three counterparties to our group of lenders, ending 2017 with a broad and diverse group of nearly 53 lenders.

See our Annual Report on Form 10-K for the year ended December 31, 2017 for additional information regarding our results of operations and our financial condition as of December 31, 2017.

2017 Incentive Compensation Decisions

The Company’s incentive compensation plan structure is carefully and thoroughly reviewed on an annual basis by the Company’s Compensation Committee and through FTI Consulting, Inc. (“FTI”), the Company’s independent compensation consultant. Applying our compensation principles and metrics under our 2017 Bonus Plan to the Company’s 2017 results, consideration of the Company’s performance, and the individual performance of the NEOs, the Compensation Committee approved the 2017 compensation shown in the table below for the NEOs (see “2017 NEO Compensation” for additional information regarding how each element of compensation is determined). As in prior years, cash and long-term award bonuses relating to 2017 performance were paid in February 2018. Accordingly, the table below reflects the amount of total compensation paid to our NEOs for their work and performance in 2017, as well as 2016 and 2017.

NEO		Base Salary		Cash Awards		Long-Term Stock Awards		Other		Total
Kevin E. Grant	2017	$850,000		$1,425,000	(1)	$1,425,000	(2)	$54,000	(3)	$3,754,000
	2016	750,000		1,065,000		1,065,000		53,000		2,933,000
	2015	750,000		850,000		850,000		53,000		2,503,000
Jack DeCicco	2017	520,430	(4)	287,500	(1)	287,500	(2)	54,000	(3)	1,149,430
	2016	450,269	(5)	205,000		205,000		53,000		913,269
	2015	—		—		—		—		—
Richard E. Cleary	2017	475,000		220,000	(1)	220,000		54,000	(3)	969,000
	2016	450,000		205,500		205,500		53,000		914,000
	2015	450,000		165,00		165,000		53,000		833,000
Thomas A. Rosenbloom	2017	500,000		252,500	(1)	252,500	(2)	54,000	(3)	1,059,000
	2016	450,000		215,000		215,000		53,000		933,000
	2015	450,000		195,000		195,000		53,000		893,000

(1)	Cash Awards were paid on February 2, 2018, and relate to 2017 performance.
(2)

Represents the grant date fair value of restricted stock awards made on February 18, 2018 relating to performance in 2017. These restricted stock awards vest over a five-year period beginning on the grant date. Unvested shares will be forfeited without consideration if the recipient of the restricted stock ceases to be employed by the Company due to termination by the Company for Cause (as defined

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in their respective employment agreements) or voluntary resignation without Good Reason (as defined in their respective employment agreement).
(3)	Represents compensation relating to contributions on the NEO’s behalf to our SEP.
(4)	Mr. DeCicco’s 2017 base salary was increased from $500,000 to $525,000, effective March 7, 2017.
(5)	Mr. DeCicco joined the Company on March 7, 2016 and became the Company’s Chief Financial Officer and Treasurer effective as of June 1, 2016. Mr. DeCicco’s 2016 base salary of $500,000 was pro-rated based on his start date of March 7, 2016.

Our Compensation Practices

Below we summarize our executive compensation practices that we have implemented to drive performance and those practices that we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do	What We Don’t Do

Performance-Based Compensation – Our annual cash and equity incentives are determined based on 3-year and 1-year performance metrics and we carefully analyze market conditions when establishing performance metrics.

Compensation Clawback – We have the ability to recoup cash and equity-based incentives in the event of certain misconduct.

Stock Ownership Guidelines – We maintain stringent minimum stock ownership guidelines for our NEOs and Directors.

Double Trigger Equity Acceleration – Our stock awards require a double-trigger for the acceleration of equity upon a change of control.

Risk Management – We prohibit Executive Officers and Directors from hedging or pledging any of our securities.

Limit Compensation Payouts – No incentive compensation for returns generated unless performance exceeds a certain level and our annual incentive program contains a cap on the maximum payout.

Special Perquisites – We do not offer excessive perquisites.

Change of Control Gross-Ups and Single-Trigger Payments – We do not provide excise tax gross-ups upon change of control and do not provide for a single trigger payouts.

Repricing – We do not allow repricing of underwater stock options.

Compensation Consultant and Benchmarking

The Compensation Committee retained FTI as its independent compensation consultant to advise it and the independent members of the Board, as applicable, on matters related to our NEOs’ compensation and compensation program design for 2017. The Compensation Committee has determined that FTI meets the criteria for an independent consultant in accordance with SEC guidelines for such services.

In 2017, FTI provided the Compensation Committee and the independent members of the Board, as applicable, with comparative market data on compensation practices and programs based on an analysis of peer companies and provided guidance on best practices. The reference group set forth below (the “Comparable Companies”) identifies the peer companies used for 2017. At the time the Comparable Companies were approved, each was an internally-managed, primarily real estate finance-focused company with an implied equity market capitalization or total enterprise value ranging from 0.3x to 2.5x that of CYS.

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Comparable Companies

Arbor Realty Trust, Inc.

Arlington Asset Investment Corp.

Capstead Mortgage Corporation

Chimera Investment Corporation

Dynex Capital, Inc.

Hannon Armstrong Sustainable Infrastructure Capital, Inc.

iStar Inc.

Ladder Capital Corp. MFA Financial, Inc. Nationstar Mortgage Trust, Inc. New York Mortgage Trust, Inc. PennyMac Financial Services, Inc. RAIT Financial Trust Redwood Trust, Inc.

Each year, the Company, in consultation with FTI, reviews the Comparable Companies to determine the appropriateness of each peer company, as well as the peer group in totality. Based on this assessment, we revised the Comparable Companies to remove Colony Capital, Inc. due to its merger with Northstar Asset Management and certain non-REITs that do not directly invest in mortgages, including Encore Capital Group, Inc., Legg Mason, Inc. and LPL Financial Holdings Inc. We also added three new mortgage REITs whose business model is more comparable to CYS, including Arbor Realty Trust, Inc., Chimera Investment Corporation and Hannon Armstrong Sustainable Infrastructure Capital, Inc.

Using this market data, FTI advised the Compensation Committee and the independent members of the Board, as applicable, and made recommendations with respect to setting salary levels and incentive award levels.

FTI also analyzed a group of companies for measuring performance-based awards as part of the incentive compensation program. These additional companies, set forth below, are referred to as the “Performance-Based Peer Group”. The Performance Based Peer Group is comprised of the following companies:

•	Primarily residential mortgage REITs whose business focus is somewhat similar to ours (although the majority of which are externally managed)

•	Companies with whom we believe we most closely compete for executive talent and investment opportunities

2017 Performance-Based Peer Group

AGNC Investment Corp. MTGE Investment Corp. Annaly Capital Management, Inc. Anworth Mortgage Asset Corporation Armour Residential REIT, Inc. Capstead Mortgage Corporation	Invesco Mortgage Capital Inc. MFA Financial, Inc. New York Mortgage Trust, Inc. Redwood Trust, Inc. Starwood Property Trust, Inc. Two Harbors Investment Corp. Western Asset Mortgage Capital Corp.

The Compensation Committee annually reviews the Comparable Companies and the Performance-Based Peer Group to establish a set of comparable or peer companies that are reasonably comparable to us in terms of size, structure, investment focus and scope of operations. The Compensation Committee may change the composition of the groups from year to year, as it deems appropriate.

In determining 2017 compensation for our NEOs, the Compensation Committee, in consultation with FTI, considered the competitive positioning of our executive compensation levels relative to market data for the following components of pay: base salary; total annual compensation (base salary plus annual incentives); long-term incentives (annualized expected value of long-term incentives); and total direct compensation (base salary plus annual incentives plus annualized expected value of long-term incentives).

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Role of CEO in Compensation Decisions

In making compensation decisions for 2017, the Compensation Committee and the Board took into consideration Mr. Grant’s review of the performance of Mr. DeCicco, Mr. Cleary, and Mr. Rosenbloom. Although Mr. Grant was involved in the compensation setting process, the Compensation Committee and the Board held several meetings at which Mr. Grant was not present, which allowed the Compensation Committee and the Board to independently discuss any and all recommendations as it determined final compensation amounts for our NEOs.

2017 NEO Compensation

Our executive compensation program for our NEOs is designed to link pay to performance using a calculation based on a target amount of compensation for each individual, including base salaries and annual incentives paid half in cash and half in restricted stock, which is subject to forfeiture over a five-year period. The target amount of compensation is determined based on an assessment of prevailing market compensation levels and the roles, experience, and the value delivered on a daily basis by our NEOs. Mr. Grant’s bonus opportunity was set based on his unique background, understanding of the mortgage, interest-rate, and global markets, expertise as an investor in mortgage-backed securities, oversight of the Company’s investments and trading desk, and leadership skills as Chief Executive Officer.

2017 target compensation amount for each NEO is summarized below:

CEO 2017 Target Compensation

Base Salary	Annual Cash Incentive	Restricted Stock Incentive

$850,000	$1,381,250 Target Value	$1,381,250 Target Value

	May range from 0%-162.5% of target based on actual performance	May range from 0%-162.5% of target based on actual performance, with shares earned vesting ratably over a 5 year period	$3,612,500

CFO 2017 Target Compensation

Base Salary	Annual Cash Incentive	Restricted Stock Incentive

$525,000	$262,500 Target Value	$262,500 Target Value

	May range from 0%-50% of target based on actual performance	May range from 0%-50% of target based on actual performance, with shares earned vesting ratably over a 5 year period	$1,050,000

COO 2017 Target Compensation

Base Salary	Annual Cash Incentive	Restricted Stock Incentive

$475,000	$237,500 Target Value	$237,500 Target Value

	May range from 0%-50% of target based on actual performance	May range from 0%-50% of target based on actual performance, with shares earned vesting ratably over a 5 year period	$950,000

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Executive Vice President of Business Development, General Counsel & Secretary 2017 Target Compensation

Base Salary	Annual Cash Incentive	Restricted Stock Incentive

$500,000	$250,000 Target Value	$250,000 Target Value

	May range from 0%-50% of target based on actual performance	May range from 0%-50% of target based on actual performance, with shares earned vesting ratably over a 5 year period	$1,000,000

The 2017 cash and restricted stock incentive opportunities for our CEO were projected at 75% based on pre-established objective performance hurdles and 25% at the discretion of the Compensation Committee (and 60% and 40%, respectively for the other NEOs). The amounts paid under the quantitative and qualitative objectives typically vary from these percentages due to the actual performance of the Company during each fiscal year, as was the case in 2017. Each of the main elements of compensation is discussed in detail below.

Base Salary

Base salaries for the executive officers are determined by the Compensation Committee within a salary range based on the scope and complexity of the role and responsibilities, fairness (employees with similar responsibilities, experience and historical performance are rewarded comparably), and individual performance. We do not set the base salary of any NEO at a certain multiple of the salary of another NEO. The Compensation Committee seeks to generally target our NEOs’ base salaries to market-competitive levels based on an analysis of the Comparable Companies, although the Compensation Committee may deviate from this target based on an individual’s sustained performance, contribution, experience, expertise, and specific roles within the Company as compared to the benchmark data.

Base salary is reviewed annually and set to be competitive with market salary levels or to recognize an executive’s professional growth and development or increased responsibility within the Company. The Compensation Committee also considers the success of the executive officer in developing and executing our strategic plans, exercising leadership, and creating stockholder value, but does not assign any specific weights to these factors. For 2017, for the first time since September 2011, the Compensation Committee approved increases in base salaries to better align our NEOs’ compensation with peer group levels.

Annual Incentive Compensation

Pursuant to the 2017 Bonus Plan, we provide our NEOs with the opportunity to earn incentive awards for achieving corporate financial and non-financial goals on an annual basis. The 2017 Bonus Plan is structured as follows:

•	The opportunity to earn the quantitative component of incentive compensation is focused on TSR on an absolute basis (calculated based on changes in book value and dividends) and relative basis (calculated based on changes in stock price and dividends, compared to the Performance-Based Peer Group). The Board believes that employees with direct responsibility for the Company’s investment performance, which include our Chief Executive Officer and managing directors for investments and trading, should have a higher percentage of their compensation determined by the Company’s quantitative performance.

•

Both the absolute TSR and the relative TSR are measured on a one-year and three-year basis. The Compensation Committee uses these periods on a forward-looking basis and in the case of the three-year calculation on a partially retrospective basis because it believes that the

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Company’s investment objectives and the markets in which the Company invests is subject to swift market movements, unknown regulatory regimes that can change unexpectedly or without good reason, and are impacted by many other factors outside of the Company’s control or ability to reasonably project financial performance hurdles on a prospective basis. The Company operates in a specialized financial services market, and is not a manufacturing or other operation where sales targets, expense goals, and the like are more commonly used as a basis for strategic or incentive compensation planning. In addition, the Company’s investments are generally held for less than a three- or five-year period and monthly prepayment and repayments of principal requires reinvestment. As such, it is extremely difficult to establish prospective performance hurdles over the course of three- or five-year periods. In addition, the Compensation Committee typically does not adjust the performance hurdles from year to year, and when they have made adjustments, it typically has been minor. This approach has the same effect as a forward-looking hurdle while permitting the Compensation Committee the flexibility to adjust hurdles if needed to respond to rapid or unexpected developments in the Company’s markets and compensate its executives on a competitive basis. Accordingly, the Compensation Committee has determined that the use of these performance hurdles to monitor NEO performance on a quantitative basis is the most effective, reasonable approach to incentive compensation planning, and fosters behavior that reduces risk and aligns NEO and stockholder interests.

•	The qualitative component is awarded at the sole discretion of the Compensation Committee. The Compensation Committee established specific qualitative objectives for Mr. Grant, Mr. DeCicco, Mr. Cleary, and Mr. Rosenbloom, which were monitored and reviewed throughout the year during board and committee meetings, in executive sessions of the independent directors, and through regular telephonic and email communication by and between the NEOs and the directors. The Compensation Committee feels it is important to have a meaningful qualitative component in the incentive compensation program that can be utilized to adjust compensation when warranted based on the individual facts and circumstances, including, but not limited to, scenarios where the quantitative component results or the amount of compensation for an NEO as compared to his or her counterparts at Comparable Companies appear to be outside a reasonable range.

•	Incentive Compensation is paid 50% as cash and 50% as restricted stock that vests ratably over a five-year period. The Compensation Committee strongly believes that the five-year vesting promotes retention, encourages long-term performance to maximize the value of and dividends received on stock granted to NEOs, and aligns the interests of executives and stockholders. Further, we believe that this vesting period encourages our executives to focus on sustaining our long-term performance, thus minimizing the risk of our executives focusing on short-term gains at the expense of our long-term performance.

Cash Awards

Under the 2017 Bonus Plan, our NEOs were eligible to receive cash bonus awards as a percentage of their respective base salaries:

	Cash Incentives
Name	Minimum	Target	Maximum
Kevin E. Grant	50%	162.5%	275%
Jack DeCicco	25%	50%	75%
Richard E. Cleary	25%	50%	75%
Thomas A. Rosenbloom	25%	50%	75%

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Under the 2017 Bonus Plan, 50% of incentive compensation eligible to be received by the NEOs was cash; provided, however, that the amount payable as cash could not exceed 0.50% of our average net assets for 2017 (the “Cash Cap”), which equaled $7,818,694. The aggregate NEOs’ cash portion of the Bonus Plan was $2,131,250 in 2017, which was well below the Cash Cap.

Long-Term Equity Awards

Under the 2017 Bonus Plan, our NEOs were eligible to receive restricted stock bonus awards as a percentage of their respective base salaries:

	Restricted Stock Incentives
Name	Minimum	Target	Maximum
Kevin E. Grant	50%	162.5%	275%
Jack DeCicco	25%	50%	75%
Richard E. Cleary	25%	50%	75%
Thomas A. Rosenbloom	25%	50%	75%

Under the 2017 Bonus Plan, 50% of incentive compensation eligible to be received by the NEOs was payable in the form of restricted stock awards from the 2013 Equity Plan to align the interests of the NEOs with those of stockholders. The shares underlying each restricted stock award vest ratably over a five-year period. Because the value of the restricted stock award is determined using a performance-based formula using three-year and one-year TSR, the Compensation Committee believes that using a long-term vesting period of five years with no additional performance requirements is appropriate. Further, we believe that this vesting period encourages our executives to focus on sustaining our long-term performance, thus minimizing the risk of our executives focusing on short-term gains at the expense of our long-term performance. Long-term equity awards issued pursuant to the Bonus Plan were the only types of awards granted under the 2013 Equity Plan in 2017. Except for stock options granted to Mr. Grant upon our initial capitalization in 2006, we have since only issued restricted stock from the Company’s 2006 Equity Incentive Plan and the 2013 Equity Plan, maintaining a consistent, straight-forward approach to our incentive compensation structure.

The 2017 annual cash and restricted stock award incentive compensation payable to our NEOs was based on the achievement of the following measures:

2017 Performance Against Quantitative Measures
Performance Criteria	Weighting	No Payout	Minimum	Target	Maximum	Actual Results
Absolute 1-year TSR(1)	25%	Less than 4%	4%	8%	Greater than 12%	(12.6)% (Max payout)

Absolute 3-Year TSR(1)	25%	Less than 12%	12%	28%	Greater than 36%	9.4% (No payout)

Absolute-Relative 1-Year TSR(2)	25%	Rank 12th -14th	Rank 8th -11th	Rank 4th -7th	Rank 1st -3rd	7th (Target payout)

Absolute-Relative 3-Year TSR(2)	25%	Rank 12th -14th	Rank 8th -11th	Rank 4th -7th	Rank 1st -3rd	6th (Target payout)

(1)	TSR is based on changes in book value and dividends.
(2)	Relative TSR used to compare to Performance-Based Peer Group is based on changes in stock price and dividends, assuming reinvestment of dividends. 2017 Performance-Based Peer Group is comprised of mostly residential mortgage REITs whose business focus is somewhat similar to ours (see page 28 for a full list of the 2017 Performance-Based Peer Group).

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Annual Incentive Compensation – Qualitative Component

In 2017, the Compensation Committee established qualitative objectives for each NEO (the qualitative performance objectives for Mr. DeCicco, Mr. Cleary, and Mr. Rosenbloom were primarily established by Mr. Grant, and approved by the Compensation Committee) to achieve, a handful of which are regarded as meaningfully impactful, or “high-level” objectives, to the Company’s business and operation. The objectives are also intended to enhance and support the Company’s ability to achieve an attractive, consistent return while maintaining a low level of financial and operational risk in its day-to-day activities. In determining the size of the bonus awards under the qualitative component of the 2017 Bonus Plan, the Compensation Committee, in its sole discretion, considered qualitative performance criteria it deemed appropriate, as more fully set forth below. The following list sets forth the principle 2017 qualitative objectives our NEOs sought to address, and the important benefits to stockholders of achieving the objectives that management identified:

Financial Transparency

We believe that providing our investors with supplemental information remains the best way to enhance our communication with our stockholders. Our investors have told us they like our supplemental materials that we post to our website during each quarterly reporting period, and we work to improve it and streamline its production. Wall Street continues to reduce analyst coverage, conferences, and focus on non-deal roadshows (NDRs). This means we proactively reached out to our investors more so than in prior years in order to keep our investor base informed about our strategies, portfolio positioning and stock repurchase activity.

Enhancing financial transparency is beneficial to stockholders and the markets understanding of the Company, our results of operations and financial condition, which should result in solid trading capacity and relative stability in the Company’s common stock.

Broaden Borrowing Capabilities

The Company has been pursuing several important efforts to help diversify our funding sources beyond Wall Street counterparty repo. These efforts include peer-to-peer repo (i.e. direct repo), accessing the Federal Home Loan Bank (“FHLB”) system, and financing vehicles innovated and offered by Wall Street firms, such as electronic repo exchanges.

Broadening our borrowing capabilities allows the Company to have more opportunities to diversify its’ lender base, thereby reducing counterparty risk, and exposure to any one or a few counterparties for a significant portion of our borrowings.

Regulatory & GSE Monitoring

The Company holds government securities and participates in highly-regulated financing and hedging markets. The regulatory impact on our daily activities has markedly increased over the past few years, particularly with the rollout of Dodd-Frank. These impacts include tri-party repo reform, interest rate swaps moving to a clearing mechanism, GSE reform, Qualified Mortgages and Qualified Residential Mortgages rules, and many more. It is imperative that we deepen our monitoring of regulatory developments.

Understanding the regulatory landscape benefits our stockholders by ensuring that the Company’s business and results of operations are not materially adversely impacted by governmental activity. The Company has been a strong advocate for the mortgage REIT space by attending meetings with members of the Senate and House of Representatives on a regular basis to review, discuss, and educate Congress on how mortgage REITs play an important role in the housing finance market.

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Infrastructure (IT, facilities and business continuity plan)

CYS is a small company and does not have a large operations staff. Rather, we employ consultants, subcontractors and vendors to support much of our corporate infrastructure. The financial institutions we connect to are large companies with significant IT departments, so we need to utilize intermediate consultants to help us integrate our systems. Management continues to believe that our approach to IT is appropriate and effective for the Company, but managing all the outside service providers effectively is very management intensive. Additionally, systems need to work together and need to be secure and dependable. CYS is highly dependent on these systems so they must be extremely reliable and secure. This means, CYS’s physical plant, IT, business continuity plan, backup, and disaster recovery require detailed management attention from our COO.

Effectively and efficiently managing our infrastructure in a manner to achieve best practices in IT systems, protection, and continuous operation benefits our stockholders by maintaining a very cost-effective operation, and by having the knowledge and comfort that the Company’s operations are well-suited to continue to operate without risk of any material or long-term shut-down.

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Each of our NEOs had additional specific qualitative objectives related to the above objectives. During the course of the year, the Compensation Committee and Board monitored each NEO’s performance through presentations, discussions, and written and verbal communications in preparation of, during, and after board and committee meetings, regular written and verbal communications with the CEO, or another NEO, as appropriate during the ordinary course of business, and in discussion during executive sessions of the independent directors. For 2017, the Compensation Committee awarded the qualitative component of the annual incentive plan above target amounts, but below maximum amounts due to the achievement or continued progress on the qualitative objectives, as noted below:

NEO	Qualitative Objectives	Assessment

Mr. Grant

•   Continue to evaluate investment opportunities and borrowing and hedging alternatives in a changing mortgage environment.

•   Continue to oversee the enhancement of our interest rate risk management systems and tools.

•   Continue to educate the market on our business, our low cost structure and alignment of interests as compared to externally managed mortgage REITs.

•   Continue to oversee strategic reviews of our investment focus and opportunities.

•   Mr. Grant communicates to the Board on a regular basis the Company’s investment opportunities and borrowing and hedging alternatives.

•   Mr. Grant presented at numerous industry investor conferences and maintained frequent communications with investors, analysts and bankers.

•   Mr. Grant led strategic reviews presented to the Board throughout 2017.

•   Mr. Grant engages in regular dialogue with Mr. DeCicco, Mr. Rosenbloom, and the trade desk to suggest ideas to broaden our counterparty relationships.

•   Mr. Grant actively oversees and monitors the Company’s investment portfolio, including repositioning and managing the structure of our borrowings and our hedge positions.

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Mr. DeCicco

•   Continue to improve transparency and clarity of our financial reporting and disclosure.

•   Increase efforts to enhance monitoring our competitors’ financial performance, strategies, and their investing, financing and hedging profiles.

•   Continue to solidify and expand our counterparty relationships.

•   Continue to oversee the expansion of borrowing capabilities.

•   Increase the CFO’s role with investor relations.

•   Continue developing and enhancing the Finance Team, financial reporting processes and internal controls over financial reporting, and the treasury function.

•   The Compensation Committee determined that Mr. DeCicco continued to make meaningful improvements to the Company’s financial reporting in SEC filings, earnings releases, and the Company’s Supplemental Materials, which are posted on the Company’s website concurrent with each filing of the Company’s 10-K, 10-Q and earnings releases.

•   Mr. DeCicco continues to monitor and report to the Board on this subject in a clear, concise, informative, and effective manner.

•   Mr. DeCicco works closely with members of the Company’s trade desk to meet in person with our counterparties, which solidifies our existing relationships. In addition, Mr. DeCicco engages in regular dialogue with Mr. Grant, Mr. Rosenbloom, and the trade desk to suggest ideas to broaden our counterparty relationships.

•   Mr. DeCicco has taken an active role in investor presentations, and attending industry investor conferences, which has been well received, in the Company’s opinion, by our investors.

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Mr. Cleary

•   Continue to improve the Company’s infrastructure, including its information technology, facilities and systems.

•   Through improved technology infrastructure, avoid experiencing significant adverse impacts, such as cyber-attacks and other computer related viruses, shutdowns as a result of unusual and difficult conditions.

•   Manage our investor relations process in light of diminishing analyst coverage of the mortgage REIT industry.

•   Mr. Cleary continues to oversee the Company’s infrastructure and operations. The Company has not experienced any business interruptions, as Mr. Cleary conducts diligence on all vendors, meets with counterparties to understand their business continuity planning, and thinks ahead to help the Company avoid outages or other adverse impacts, such as cyber-attacks or other computer related viruses, or shutdowns. Mr. Cleary has become a recognized expert in this field, having been a panelist and speaker at NYSE and industry conferences on cybersecurity and business continuity planning.

•   Mr. Cleary oversees the Company’s attendance and participation at industry investor conferences, and manages and oversees the Company’s annual Analyst & Investor Day.

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Mr. Rosenbloom

•   Take lead on drafting the Company’s 2018 Proxy Statement in a manner that more clearly describes the Company’s compensation program and decisions.

•   Oversee and participate in discussions and strategic planning relating to housing finance and reform and other governmental regulatory actions that impact the Company’s operations and investment outlook.

•   Continue to enhance the Company’s financing opportunities through negotiation of trade agreements and other counterparty agreements.

•   Continue to oversee the expansion of borrowing capabilities.

•   Mr. Rosenbloom led the revision of the Company’s Proxy Statement to improve the presentation of our compensation arrangements to our stockholders.

•   Mr. Rosenbloom works closely with industry trade associations and colleagues in the office to stay abreast of housing finance reform and other governmental regulatory actions that impact the Company’s operations and investment outlook. In 2017, Mr. Rosenbloom met with members of the House of Representatives and the Senate during which Mr. Rosenbloom was able to educate legislators about the Company and the mortgage REIT industry, in general.

•   Mr. Rosenbloom continues to successfully negotiate, draft, and complete important trade agreements with third parties that enhance the Company’s financing opportunities. As of December 31, 2017, the Company had Master Repurchase Agreements in place for borrowings through repurchase transactions with 53 counterparties, which provides the Company with excellent breadth and depth to diversify and avoid too much exposure to any one counterparty.

As noted above, through his work on counterparty agreements, as well as working closely and seamlessly with the Company’s trade desk and other colleagues, Mr. Rosenbloom continues to successfully oversee the expansion of the Company’s borrowing capabilities.

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Board/Committee Review/Evaluation of Financial Transparency

During 2017, the Company continued to update and enhance the information included in the Supplemental Materials we post to our website during each quarterly reporting period. 2017 additions included presentational enhancements, commentary on the yield curve and current investment environment, and additional use of graphs to highlight key performance indicators. The enhancements were designed with investors and analysts in mind, and are considered to be useful by providing additional insights into our operating performance and business environment.

Board/Committee Review/Evaluation of Broaden Borrowing Capabilities

During 2017, management provided the Board with quarterly reviews and updates relating to the Company’s relationships and borrowings with counterparties and the various initiatives to obtain funding through sources than Wall Street counterparty repo. The Company continued to broaden its borrowing capabilities by adding new trade relationship and borrowing counterparties through various trade agreements.

Board/Committee Review/Evaluation of Regulatory & GSE Monitoring

During 2017, management provided the Board with regular updates on governmental activity relating to possible regulatory activity that may impact our business and operations. Management continued to work with various trade organizations to meet with many members of the Senate and House of Representatives to discuss, review, and educate such members on the important role mortgage REITs have in the housing finance system, and to seek to propose legislation to permit greater access to FHLB financing.

Board/Committee Review/Evaluation of Infrastructure (IT, facilities and business continuity plan)

During 2017, the Company undertook several important efforts and completed the following to address the objective:

•	Upgraded or added hardware and applications, internal and external connectivity, and enhanced communications.

•	Proactively monitored CYS systems to minimize/mitigate downtime, ensured that in-place mechanisms and procedures responded as designed to foreseen and unforeseen events. Enhanced cybersecurity defense measures, experienced no breaches.

•	Executed phased/prioritized IT infrastructure upgrade including onboarding new IT Manager and phase-in of new hardware and applications.

•	Performed an independent, third-party assessment on IT organization, business application environment, business and management processes, including governance and end user support, IT controls, IT infrastructure, and security posture including internal and external vulnerability scanning, the outcome of which indicated that the Company’s business continuity planning and disaster recovery technologies and processes exceed best practices.

•	Maintained close relationships with information technology, communications, trading, finance, and investor relations service providers, counterparties, vendors.

Compensation of Our NEOs for 2017 Performance

In order to provide stockholders with a more complete description of our NEOs’ compensation, we are providing each NEO’s total direct compensation for performance in 2017 as compared to targeted amounts. In contrast to the SEC prescribed Summary Compensation Table, which discloses the grant date fair value of equity

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awards granted in a given year, the table below discloses the grant date fair value of equity awards granted in the first quarter of 2018 for performance during 2017. This table supplements, and does not replace, the Summary Compensation Table.

NEO	Base Salary		Cash Awards	Long-Term Stock Awards	2017 Total Compensation
Kevin E. Grant	$850,000		$1,425,000(1)	$1,425,000(2)	$3,700,000(3) (2% above target)
Jack DeCicco	525,000	(4)	287,500(1)	287,500(2)	1,095,430(3) (4% above target)
Richard E. Cleary	475,000		220,000(1)	220,000(2)	915,000(3) (4% below target)
Thomas A. Rosenbloom	500,000		252,500(1)	252,500(2)	1,005,000(3) (1% above target)
(1)	Cash Awards were paid on February 2, 2018, and relate to 2017 performance.
(2)	Represents the grant date fair value of restricted stock awards made on February 18, 2018 relating to performance in 2017. These restricted stock awards vest over a five-year period beginning on the grant date. Unvested shares will be forfeited without consideration if the recipient of the restricted stock ceases to be employed by the Company due to termination by the Company for Cause (as defined in their respective employment agreements) or voluntary resignation without Good Reason (as defined in their respective employment agreement).
(3)	Excludes $54,000 in compensation relating to contributions on the NEO’s behalf to our SEP.
(4)	Mr. DeCicco’s 2017 base salary was increased from $500,000 to $525,000, effective March 7, 2017.

Summary of 2018 Plan

The Compensation Committee and Board approved the 2018 Incentive Compensation Plan (the “2018 Bonus Plan”) in January 2018, which maintained the same structure as the Company’s Bonus Plans for 2017, 2016, and 2015. The amount of the bonus award eligible to be paid under the one-year book value TSR will be determined based on the Company’s performance relative to the hurdle rates included in the following table, with linear interpolation for achievement falling between the hurdle rates:

Bonus Levels	Hurdle Rates
No Bonus	Less than 4%
Minimum	4%
Target	8%
Maximum	Greater than 12%

The amount of the bonus award eligible to be paid under the three-year book value TSR will be determined based on the Company’s performance relative to the hurdle rates included in the following table, with linear interpolation for achievement falling between the hurdle rates:

Bonus Levels	Hurdle Rates
No Bonus	Less than 12%
Minimum	12%
Target	26%
Maximum	Greater than 36%

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The 2018 Plan includes the same peer group of companies, including the Company, as were included in the 2017 Bonus Plan relating to the Relative Return Sub-Component. The structure is the same as was included in the 2017 Bonus Plan. The amount of the bonus award eligible to be paid under the one-year Relative TSR and three-year Relative TSR will be determined based on the Company’s ranking among this peer group as described in the table below:

Bonus Levels	Ranking Amongst Peer Group
No Bonus	12th - 14th
Minimum	8th - 11th
Target	4th - 7th
Maximum	1st - 3rd

Risk Considerations

The Compensation Committee recognized that utilizing quantitative measures to determine incentive compensation could improperly incent management to take unnecessary risks, especially with respect to our asset mix and our leverage ratio. Because of the risks to the Company of increased leverage, the 2017 Bonus Plan prescribed a leverage limit of 8 to 1, as has been the case for the last four fiscal years, whereby awards based on results attributed to amounts in excess of such limit would not have been paid. The Compensation Committee understands that our leverage ratio changes frequently in the ordinary course of our business and operations. Management provides the Board of Directors monthly reports that include, among other information, an estimate of our leverage ratio as of the end of each month the report covers. In addition, Mr. Grant regularly communicates with the Board of Directors during the course of the year to offer insights about the investment environment, and how the markets are impacting the Company’s financial condition and results of operations, including our leverage ratio. Accordingly, the Compensation Committee and the Board are able to monitor our leverage ratio on a monthly basis. During 2017, the Company’s leverage ratio was below 8 to 1 as of the end of each calendar month, and, as of December 31, 2017, it was 7.33 to 1.

Additionally, our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize unnecessary or excessive risk-taking. We believe that our incentive compensation program contains appropriate risk mitigation factors, as summarized below:

Benefits and Perquisites

The NEOs are generally eligible to participate in the same benefit programs that we offer to other employees, including:

•	health and dental insurance;

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•	long-term disability and life insurance;

•	paid time off and paid holidays; and

•	contributions to our SEP.

We believe these benefits are competitive with overall market practices. In addition, we may provide additional perquisites and other personal benefits to enable us to attract and retain superior employees for key positions in the future. To date, we have not offered any perquisites to our NEOs. The Compensation Committee will periodically review the personal benefits and perquisites provided to each NEO and determine if they are consistent with current market practice.

Severance Benefits

Under our existing employment agreements, our NEOs are entitled to receive severance benefits upon certain qualifying terminations of employment (subject to any required payment delay pursuant to Section 409A of the Internal Revenue Code). The various levels of severance benefits for each of Mr. Grant, Mr. DeCicco, Mr. Cleary, and Mr. Rosenbloom were determined by the Compensation Committee to be appropriate for each individual based on the executive’s duties and responsibilities and were the result of arms-length negotiations with these individuals. The amount of the severance benefit is balanced against our need to be responsible to our stockholders and also takes into account the potential impact that severance payments may have in a change of control transaction. Our NEOs are not entitled to a gross up or indemnification for any parachute payment tax liability that they incur.

We believe it is in the best interest of our stockholders to have a “double trigger” requirement for payment of severance benefits upon a change of control transaction. Therefore, in order for our NEOs to receive severance payments upon a change of control transaction, such transaction must be followed by either (i) a termination of the NEO by us other than for “cause” within 24 months of the change of control, or (ii) a termination by the NEO for “good reason” within 12 months of the change of control. Having a double trigger severance requirement upon a change of control is in the best interest of stockholders as it will prevent a potential acquirer from having to automatically pay out severance benefits to our NEOs upon a change of control, which could impact an acquirer’s decision to acquire us.

See “Potential Payments Upon Termination or Change of Control” for a detailed description of our NEOs’ severance benefits.

Tax Considerations

Prior to the enactment of tax reform legislation signed into law on December 22, 2017, which was originally known as the Tax Cuts and Jobs Act (the “TCJA”), Section 162(m) of the Code limited a company’s ability to deduct compensation paid in excess of $1 million in any year with respect to each of our NEOs other than the Chief Financial Officer, unless the compensation is performance-based compensation and meets certain other requirements, as described in Section 162(m) and the related regulations. Subject to certain transition rules, the TCJA has repealed the exemption for performance-based compensation from the deduction limitation of Section 162(m) of the Code for taxable years beginning after 2017 and subjected the compensation of the Chief Financial Officer to the $1 million limit. The scope of the transition rules is uncertain, and the Company is awaiting further guidance from the Internal Revenue Service with respect to such rules in order to determine the impact of the TCJA on certain remuneration that the Compensation Committee intended to qualify as performance-based compensation under Section 162(m) of the Code prior to the enactment of the TCJA. We have historically considered qualification for deductibility under Section 162(m) for compensation paid to our NEOs, including restricted stock granted pursuant to the Bonus Plan. The Compensation Committee believes, however, that our executive compensation program should be flexible, maximize our ability to recruit, retain and

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reward high-performing executives and promote varying corporate goals. Accordingly, the Compensation Committee may have approved compensation that exceeds the $1 million limit or did not otherwise meet the requirements of Section 162(m), but that was deemed to be in our best interests. To the extent compensatory awards are not covered by the transition rules, the performance-based exception to the deduction limitation under Section 162(m) of the Code will no longer be available to the Company and annual compensation paid to our covered executives in excess of $1 million will not be deductible.

Minimum Share Ownership Guidelines for Executive Officers

Our minimum share ownership guidelines require each executive officer to maintain a minimum equity investment in our company based upon a multiple of his or her then current base salary as follows:

Executive	Multiple of Base Salary
CEO	5x
Other Executive Officers	3x

Each executive officer must achieve the minimum equity investment within five years from the date he or she first becomes subject to the guidelines. Until the minimum equity investment is met, such officer must retain all of our common stock granted to the officer as compensation less any shares of our common stock tendered by such officer or returned by us to pay withholding taxes upon the vesting of such shares. From time to time the NCGC will review each executive officer’s compliance with the guidelines, and may grant exceptions to the guidelines as it deems appropriate and market competitive on a case-by-case basis. Taking into account any permitted transition period, all of our executive officers are currently in compliance with the minimum share ownership guidelines.

Compensation “Clawback” Policy

The Company has a Compensation “Clawback” Policy that provides that the Company will, to the full extent permitted by applicable law, have the discretion to require that each employee of the Company (each, a “Covered Employee”) (i) reimburse the Company for the full amount of any bonus or incentive or equity-based compensation (each, a “Bonus”) that is paid after October 16, 2014 (the “Effective Date”) if the Board determines that the Covered Employee engaged in fraud or willful misconduct that caused, or contributed to, a restatement of the reported financial or operating results of the Company (a “Restatement”) (after giving the Covered Employee an opportunity to be heard as provided below), or (ii) reimburse the Company for the Clawback Amount (defined below) that is paid after the Effective Date if the Board determines that the Covered Employee engaged in any other misconduct that caused, or contributed to, a Restatement (after giving the opportunity to be heard as provided below), in each case if:

(a) the payment, grant or vesting was predicated upon the achievement of certain reported financial or operating results that were subsequently the subject of a Restatement;

(b) a lower bonus and/or incentive or equity-based award under the applicable incentive compensation plan would have been paid based upon the restated financial or operating results of the Company (the difference being the “Clawback Amount”); and

(c) the Board gives the Covered Employee written notice of its intention to seek recoupment of any Bonus, and provides the Covered Employee an opportunity to be heard and present his or her position with respect thereto.

To the extent allowable under applicable laws, the Company will require reimbursement from the Covered Employee, first, by effecting the cancellation of any unvested or deferred equity awards granted to the Covered Employee in connection with any Bonus for which the Company is seeking recoupment pursuant to the policy, and then, if any Bonus remains unpaid after such cancellation of unvested awards, by requiring payment in cash of such unpaid amount by the Covered Employee.

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NAMED EXECUTIVE OFFICER COMPENSATION MATTERS

Summary Compensation Table

The table below sets forth the compensation we paid or accrued with respect to the fiscal years ended December 31, 2017, 2016 and 2015 to all of our NEOs serving in their positions at December 31, 2017, 2016 and 2015, respectively.

Name	Year	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation(1)	Total
Kevin E. Grant	2017	$850,000	$937,500(2)	652,486(3)	$1,912,500(4)	$54,000	$4,406,486
Chairman of the	2016	750,000	825,028(5)	457,031(6)	652,486(7)	53,000	2,737,545
Board, Chief Executive Officer, Chief Investment Officer and President	2015	750,000	785,938(8)	1,181,271(9)	457,031(10)	53,000	3,227,240

Jack DeCicco	2017	520,430(11)	299,375(2)	108,581(3)	275,625(4)	54,000	1,258,011
Chief Financial	2016	450,269(11)	342,838(5)	407,500(12)	108,581(7)	53,000	1,362,188
Officer and Treasurer	2015	—	—	—	—	—	—

Richard E. Cleary	2017	475,000	190,625(2)	97,723 (3)	249,375(4)	54,000	1,066,723
Chief Operating	2016	450,000	215,553(5)	67,500(6)	97,723(7)	53,000	883,777
Officer and Assistant Secretary	2015	450,000	195,000(8)	163,502 (9)	67,500(10)	53,000	929,002

Thomas A. Rosenbloom	2017	500,000	242,500(2)	97,723(3)	262,500(4)	54,0000	1,156,723
Executive Vice	2016	450,000	234,553(5)	67,500(6)	97,723(7)	53,000	902,777
President of Business Development, General Counsel and Secretary	2015	450,000	255,000(8)	163,502(9)	67,500(10)	53,000	989,002

(1)	Represents compensation for each of our NEOs related to contributions on the NEO’s behalf to our SEP.
(2)	Represents cash payments made on February 2, 2018 and the grant date fair value of stock awards made on February 18, 2018 pursuant to the qualitative component of the 2017 Bonus Plan.
(3)	Represents the grant date fair value of stock awards made on February 18, 2017 relating to performance in 2016.
(4)	Represents cash payments made to the NEOs pursuant to the quantitative component of the 2017 Bonus Plan on February 2, 2018 relating to performance in 2017.
(5)	Represents cash payments made on February 2, 2017 and the grant date fair value of stock awards made on February 18, 2017 pursuant to the qualitative component of the 2016 Bonus Plan. In addition, Mr. DeCicco’s Bonus reflects a $150,000 signing bonus he received in connection with his employment agreement dated March 7, 2016.
(6)	Represents the grant date fair value of stock awards made on February 18, 2016 relating to performance in 2015.
(7)	Represents cash payments made to the NEOs pursuant to the quantitative component of the 2016 Bonus Plan on February 2, 2017 relating to performance in 2016.
(8)	Represents cash payments made on February 12, 2016 and the grant date fair value of stock awards made on February 18, 2016 pursuant to the qualitative component of the 2015 Bonus Plan.
(9)	Represents the grant date fair value of stock awards made on February 18, 2015 relating to performance in 2014.
(10)	Represents cash payments made to the NEOs pursuant to the quantitative component of the 2015 Bonus Plan on February 12, 2016 relating to performance in 2015.
(11)	Mr. DeCicco joined the Company on March 7, 2016 and became the Company’s Chief Financial Officer and Treasurer effective as of June 1, 2016. Mr. DeCicco’s 2016 base salary of $500,000 was pro-rated based on his start date of March 7, 2016. Mr. DeCicco’s 2017 base salary was increased from $500,000 to $525,000, effective March 7, 2017.
(12)	Represents the grant date fair value of 50,000 shares of common stock granted to Mr. DeCicco in connection with his employment agreement dated March 7, 2016.

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Grants of Plan Based Awards

The following table reflects our grants of plan-based awards under the 2017 Bonus Plan for performance during 2017.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Grant Type	Threshold	Target	Maximum	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock and Option Awards(2)

Kevin E. Grant	2/18/17	Restricted Stock	—	—	—	136,538(3)	$1,065,000
		Annual Incentive (cash)	$425,000	$1,381,250	$2,337,500	—	—
Jack DeCicco	2/18/17	Restricted Stock	—	—	—	26,282(3)	205,000
		Annual Incentive (cash)	131,250	262,500	393,750	—	—
Richard E. Cleary	2/18/17	Restricted Stock	—	—	—	26,346(3)	205,499
		Annual Incentive (cash)	118,750	237,500	356,250	—	—
Thomas A. Rosenbloom	2/18/17	Restricted Stock	—	—	—	27,564(3)	214,999
		Annual Incentive (cash)	125,000	250,000	375,000	—	—

(1)	Stock Awards relating to 2017 performance were granted on February 18, 2018 and are, therefore, not included in the table.
(2)	Represents the grant date fair value of restricted stock awarded determined in accordance with FASB Accounting Standards Codification Topic 718. See footnote 11 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission on February 15, 2018, for a description of the assumptions used in determining the grant date fair value of these shares.
(3)	Granted pursuant to the 2013 Equity Plan.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with Mr. Grant, Mr. DeCicco, Mr. Cleary and Mr. Rosenbloom. Pursuant to the terms of the employment agreements:

•	Mr. Grant serves as our Chairman, Chief Executive Officer, Chief Investment Officer and President; Mr. DeCicco serves as our Chief Financial Officer and Treasurer; Mr. Cleary serves as our Chief Operating Officer and Assistant Secretary; and Mr. Rosenbloom serves as our Executive Vice President of Business Development, General Counsel, and Secretary.

•	In 2017, Mr. Grant received an annual base salary of $850,000, Mr. DeCicco received an annual base salary of $500,000 prior to March 7, 2017 and $525,000 for the remainder of 2017, Mr. Cleary received an annual base salary of $475,000, and Mr. Rosenbloom received an annual base salary of $500,000.

•	Each NEO is entitled to participate in our annual incentive plans, including the 2017 Bonus Plan.

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•	With the exception of Mr. Grant, each of the executives is subject to a one-year non-competition agreement following termination of their employment other than a termination without “cause” or a termination by the executive for “good reason.” Mr. Grant is subject to a two-year non-competition agreement following termination of his employment other than a termination without “cause” or a termination by the executive for “good reason.”

Also, each executive is entitled to certain severance benefits upon a termination of employment by us without “cause” or a termination of employment by the executive for “good reason” and upon a termination due to “disability,” each described in more detail below in “Potential Payments Upon Termination or Change of Control.”

Bonus

Due to their discretionary nature, amounts granted under the qualitative component of the 2017 Bonus Plan are deemed to be “bonuses” and not included as (i) grants of “non-equity incentive compensation”, or (ii) “Stock Awards”. See “Compensation of Our NEOs for 2017 Performance” for a description of bonus payments made under the 2017 Bonus Plan.

Stock Awards

Equity awards for the quantitative portion of the 2017 Bonus Plan for 2017 performance were granted on February 18, 2018 and, therefore, are not included in the Summary Compensation Table for 2017.

Incentive Compensation Awards

As described in “Compensation, Discussion & Analysis—Annual Incentive Compensation,” the Bonus Plan contained both a quantitative and a qualitative component. The 2017 Bonus Plan rewarded employees if one-year or three-year book value TSR exceeded various hurdle rates between 4% and 12%, with the amounts awarded dependent upon the hurdle rate achieved, with linear interpretation between hurdle rates. In 2017, our one-year book value TSR was 12.6% and our three-year book value TSR was 9.4%. As a result, our NEOs were not eligible to receive a bonus for 25% of the Absolute Return Sub-Component relating to the three-year book value TSR, but did receive the maximum payout relating to the one-year book value TSR. When comparing the one-year and three-year TSR at December 31, 2017 among a specified competitor peer group, these total returns qualified our NEOs for the target bonus level for the one-year TSR (based on changes in stock price and dividends, assuming reinvestment of dividends), and the target bonus level for the three-year TSR (based on changes in stock price and dividends, assuming reinvestment of dividends), pursuant to the Relative Return Sub-Component of the quantitative component of the 2017 Bonus Plan. For more information on how the Absolute Return Sub-Component and Relative Return Sub-Component were calculated, see “Compensation Discussion & Analysis—Annual Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year End

The following table reflects our outstanding equity awards as of December 31, 2017:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(5)

Kevin E. Grant	443,123(1)	$3,558,278
Jack DeCicco	66,282(2)	532,244
Richard E. Cleary	81,797(3)	656,830
Thomas A. Rosenbloom	89,134(4)	715,746

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(1)	Of these shares, 153,969 vest ratably over a one-year period with the next vesting date on February 20, 2018, 123,844 vest ratably over a two-year period with the next vesting date on February 18, 2018, 87,783 vest ratably over a three-year period with the next vesting date on February 18, 2018, 50,219 shares vest ratably over a four-year period with the next vesting date on February 18, 2018, and 27,308 shares vest ratably over a five-year period with the first vesting date after December 31, 2016 on February 18, 2018.
(2)	Of these shares, 61,025 shares vest ratably over a four-year period with the next vesting date on March 7, 2018, and 5,257 shares vest on March 7, 2022.
(3)	Of these shares, 27,814 shares vest ratably over a one-year period with the next vesting date on February 20, 2018, 22,773 shares vest ratably over a two-year period with the next vesting date on February 18, 2018, 16,223 vest ratably over a three-year period with the next vesting date on February 18, 2018, 9,717 shares vest ratably over a four-year period with the next vesting date on February 18, 2018 and 5,270 vest ratably over five years with the first vesting date after December 31, 2015 on February 18, 2018.
(4)	Of these shares, 29,902 shares vest ratably over a one-year period with the next vesting date on February 20, 2018, 24,749 shares vest ratably over a two-year period with the next vesting date on February 20, 2018, 18,201 vest ratably over a three-year period with the next vesting date on February 18, 2018, 10,769 shares vest ratably over a four-year period with the next vesting date on February 18, 2018 and 5,513 vest ratably over five years with the first vesting date after December 31, 2015 on February 18, 2018.
(5)	The amounts in this column were calculated by multiplying the number of shares reported by $8.03, the closing price of our stock on the New York Stock Exchange on December 29, 2017, the last trading day of the 2017 fiscal year.

Options Exercised and Stock Vested

The following table reflects restricted shares held by our NEOs that vested during 2017:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Kevin E. Grant	145,389	$1,134,596
Jack DeCicco	10,000	78,800
Richard E. Cleary	23,670	184,660
Thomas A. Rosenbloom	25,515	199,051

(1)	The value realized on the vesting of restricted shares was calculated as the number of restricted shares that vested (including shares withheld for tax withholding purposes) multiplied by the closing price of our stock on the date of vesting.

Pension Benefits

We do not maintain a pension plan.

Nonqualified Deferred Compensation

We did not have a deferred compensation plan in 2017.

Potential Payments Upon Termination or Change of Control

Below is a summary of potential payments payable to our NEOs upon termination of employment or a change of control of us under their current employment agreements. Post-employment payments to our NEOs are determined by reference to their base salary and incentive compensation.

Termination by Us Other Than for Cause or Termination by the Executive for Good Reason

If we terminate an executive officer’s employment without “cause,” or if the executive officer resigns for “good reason,” we must immediately pay any unpaid portion of the executive’s base salary. In addition, the executive is entitled to receive a severance payment equal to a multiple of his or her average base salary plus the average incentive compensation earned during the shorter of (i) the three fiscal years immediately preceding the year of termination or (ii) the period of time beginning on the date of the executive’s employment agreement through the date of his or her termination of employment. The severance payment multiple is 2.5 for Mr. Grant and 1.0 for each of Mr. DeCicco, Mr. Cleary, and Mr. Rosenbloom. One half of this severance amount is payable

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by the later of (i) 30 days after the termination date or (ii) five business days after the effectiveness of the executive’s liability release agreement, and the remaining severance amount is payable by March 15 of the year following the termination date. Additionally, upon a termination by us without “cause” or by the executive for “good reason,” we shall reimburse the executive for the amount of premiums paid by him or her to continue coverage under our health plan for a period not to exceed 12 (or, in the case of Mr. Grant only, 24) months after termination (or, if the executive is not eligible to remain on our health plan for such time, we will reimburse him or her for premiums paid to continue coverage under COBRA or a similar state law for a period not to exceed 12 (or, in the case of Mr. Grant only, 24) months after termination).

“Good Reason” is defined by the employment agreements as the occurrence of one or more of the following without the executive’s written consent:

•	our failure to pay the executive any amounts due under his or her employment agreement in a timely manner;

•	a material diminution in the executive’s duties, authorities or responsibilities. However, “Good Reason” does not include: (i) with respect to Mr. Grant, the removal of the title of Chairman, Chief Investment Officer or President, so long as he retains his title of Chief Executive Officer; (ii) with respect to Mr. DeCicco, the removal by the Board of the title of Treasurer; (iii) with respect to Mr. Cleary, the removal of the title of Assistant Secretary so long as he retains his title of Chief Operating Officer, and (iv) with respect to Mr. Rosenbloom, the removal of the title of Executive Vice President of Business Development so long as he retains his titles of General Counsel and Secretary;

•	a reduction in the executive’s base salary below the initial base salary set forth in his or her employment agreement;

•	the relocation of the executive’s principal place of employment more than 50 miles from Waltham, Massachusetts (except for a relocation approved by a majority of the independent directors);

•	a material breach by us of the employment agreement;

•	with respect to Mr. Grant only, a failure to nominate him as a member of the Board of Directors; or

•	our failure to obtain the assumption of the executive’s employment agreement in writing by any successor following a “change of control” (as defined in the employment agreement).

We have a 30-day cure period to cure the grounds asserted for a termination for “Good Reason.”

“Cause” is defined by the employment agreements as the occurrence of one or more of the following:

•	acts or omissions constituting recklessness or willful misconduct on the part of the executive in connection with the performance of his duties to us (subject to certain notice and cure provisions);

•	a material breach by the executive of the terms of his or her employment agreement (subject to certain notice and cure provisions);

•	the failure of the executive to adhere to the lawful directions of the Board that are reasonably consistent with the executive’s duties and positions (subject to certain notice and cure provisions); or

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•	the executive’s conviction or plea of guilty or nolo contendre for fraud, misappropriation or embezzlement in connection with our assets or to a felony.

If any payments, distributions or benefits provided or to be provided to the executive under the employment agreement or otherwise are determined to be subject to the excise tax imposed by Section 4999 of the Code on payments related to a change of control (parachute payments), each employment agreement provides that such parachute payments will be reduced to an amount that will avoid imposition of such excise taxes. However, the parachute payments will not be reduced if it is determined that the officer would have a greater net after-tax benefit after paying the applicable excise taxes on the unreduced parachute payments. If the parachute payments are not reduced under the terms of the employment agreements, Section 280G of the Code may limit our ability to deduct such payments for Federal income tax purposes.

In addition, if we terminate an executive’s employment without cause or if the executive terminates his or her employment for good reason, all unvested shares of restricted stock owned by the executive as of the termination date will become immediately vested.

Our Failure to Renew Employment Agreements

If Mr. Grant’s employment is terminated due to our failure to renew his employment agreement, Mr. Grant will be entitled to receive a severance payment from us equal to two times the average of (i) his base salary plus (ii) the incentive compensation earned during the shorter of (A) the three fiscal years immediately preceding the year of termination or (B) the period of time beginning on the date of Mr. Grant’s employment agreement through the date of his termination of employment. Our failure to renew the employment agreements of Mr. DeCicco, Mr. Cleary or Mr. Rosenbloom will be treated as a termination by us without cause for purposes of determining severance benefits.

Termination in Connection with a Change of Control Transaction

A “change of control” is deemed to have occurred if:

•	our stockholders approve of a plan for our complete liquidation or dissolution;

•	we sell or dispose of all or substantially all of our assets;

•	any person becomes the beneficial owner of greater than 50% of our voting shares;

•	we are part of a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event own less than 50% of the voting power of the surviving company following such event;

•	during any period of two consecutive years, board members as of the effective date of the employment agreement (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors unless any new board member was approved by a vote of a majority of the Incumbent Directors; or

•	the Board of Directors adopts a resolution stating that, as a result of any transaction or event, a “change of control” has occurred.

Our NEOs will not receive any severance solely due to a change of control and our NEOs are not entitled to a gross up or indemnification for any parachute tax liability that they incur. In order for our NEOs to receive severance benefits in connection with a change of control transaction, either (i) the NEO must have been terminated other than for “cause” within 24 months after a change of control transaction (in which case he or she shall receive the same termination benefits related to a termination by us other than for “cause”) or (ii) the NEO

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must have terminated his or her employment for “good reason” within 12 months after a change of control (in which case he or she shall receive the same termination benefits related to a termination for “good reason”).

Termination upon Death

Upon the death of an executive during his or her employment with us, we are obligated to pay his or her estate all accrued but unpaid amounts of his or her base salary and the pro rata portion of his or her incentive compensation for the year of his or her death. The amount of the incentive compensation paid in the year of an executive’s death will equal the maximum performance bonus he or she would have been entitled to receive for that year (as determined at the end of the year of his or her death) multiplied by a ratio equal to the number of days he or she was employed in the year of his or her death divided by 365. The incentive compensation will be paid at the same time and manner had the executive not died. Pursuant to the employment agreements, shares subject to forfeiture under any restricted stock award agreement shall become fully vested, and no longer subject to forfeiture in accordance with the terms of such restricted stock award agreement. In addition, the executive’s beneficiaries will receive benefits in accordance with our retirement, insurance and other applicable programs and plans then in effect.

Termination upon Disability

We are entitled to terminate an executive’s employment due to his or her disability if he or she has been absent from the full-time performance of his or her duties with us for six consecutive months, and if, within 30 days after written notice by us, he or she has not returned to the full-time performance of his or her duties. We will continue to pay the executive’s base salary during the period that the executive is first absent from the full-time performance of his or her duties and until the later of the date he or she is terminated from employment due to disability or the date he or she begins to receive long-term disability payments under our long-term disability plan. In addition, the executive will be entitled to receive a pro rata portion of the incentive compensation for the year of the executive’s termination due to disability and a severance amount equal to 0.75 times (or, in the case of Mr. Grant only, two times) the average amount of the executive’s base salary during the shorter of (i) three fiscal years immediately preceding the year of termination or (ii) the period of time from the effective date of his or her employment agreement to the date of termination. Disability severance amounts shall be payable by us in 12 (or, in the case of Mr. Grant only, 24) equal monthly installments beginning on the month immediately following the termination date.

We also will reimburse the executive for the amount of premiums paid by him or her to continue coverage under our health plan for a period not to exceed 12 months (or, in the case of Mr. Grant only, 24 months) after termination. If the executive is not eligible to remain on our health plan for such time, we will reimburse him or her for premiums paid to continue coverage under COBRA or a similar state law for a period not to exceed 12 months (or, in the case of Mr. Grant only, 24 months) after termination.

Termination by the Company for Cause or by the Executive Without Good Reason

If we terminate the executive for cause or if the executive terminates employment without good reason:

•	we are obligated to pay him or her only all accrued but unpaid amounts of his or her base salary and any previously awarded but unpaid incentive compensation; and

•	we will not be required to provide any additional benefits to the executive and any of the executive’s unvested equity awards shall be forfeited.

Potential Post-Employment Payments and Payments upon a Change of Control

The following table presents the potential post-employment payments and payments our NEOs would be entitled to receive under their employment agreements following the payment trigger events in their respective

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employment agreements, which are included in the table below. The following table assumes that the applicable triggering event took place on December 31, 2017:

Name	Benefit	Termination Without Cause or for Good Reason	Termination Without Cause Within 24 Months Following a Change of Control	Termination for Good Reason Within 12 Months Following a Change of Control	Termination Due to Failure to Renew Employment Agreement	Disability
Kevin E. Grant	Base Salary	$1,958,333	$1,958,333	$1,958,333	$1,566,667	$	1,566,667
	Incentive Compensation	5,933,888	5,933,888	5,933,888	$4,747,111		—
	Equity Awards(1)	3,558,278	3,558,278	3,558,278	$3,558,278	$	3,558,278
	Healthcare Premiums(2)	48,314	48,314	48,314	$48,314	$	48,314

	Total	$11,498,814	$11,498,814	$11,498,814	$9,920,369	$	5,173,259

Jack DeCicco	Base Salary	$768,750	$768,750	$768,750	$768,750	$	384,375
	Incentive Compensation	$738,750	$738,750	$738,750	$738,750		—
	Equity Awards(1)	$532,244	$532,244	$532,244	$532,244	$	532,244
	Healthcare Premiums(2)	$24,157	$24,157	$24,157	$24,157	$	24,157

	Total	$2,063,901	$2,063,901	$2,063,901	$2,063,901		$940,776

Richard E. Cleary	Base Salary	$458,333	$458,333	$458,333	$458,333	$	343,750
	Incentive Compensation	$437,001	$437,001	$437,001	$437,001		—
	Equity Awards(1)	$656,830	$656,830	$656,830	$656,830	$	656,830
	Healthcare Premiums(2)	$24,157	$24,157	$24,157	$24,157	$	24,157

	Total	$1,576,322	$1,576,322	$1,576,322	$1,576,322	$	1,024,737

Thomas A. Rosenbloom	Base Salary	$466,667	$466,667	$466,667	$466,667	$	350,000
	Incentive Compensation	$463,335	$463,335	$463,335	$463,335		—
	Equity Awards(1)	$715,746	$715,746	$715,746	$715,746	$	715,746
	Healthcare Premiums(2)	$24,157	$24,157	$24,157	$24,157	$	24,157

	Total	$1,669,904	$1,669,904	$1,669,904	$1,669,904	$	1,089,903

(1)	Represents the fair value of all unvested shares of restricted stock as of December 31, 2017, based on the closing price of our stock on the New York Stock Exchange on December 29, 2017, the last trading day of the 2017 fiscal year, of $8.03.
(2)	Represents the present value of all reimbursable health insurance premiums.

Equity Compensation Plans

The following table provides information as of December 31, 2017 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans(1)
Equity Compensation Plans Approved by Stockholders	—	$—	6,861,426
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	—	$—	6,861,426

(1)	The Company’s only equity compensation plan that has shares available for future issuance is the 2013 Equity Plan.

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CEO Compensation Pay Ratio

For 2017, the annual total compensation of Mr. Grant, our Chairman, Chief Executive Officer, Chief Investment Officer and President, of $4,406,486, as shown in the Summary Compensation Table (the “CEO Compensation”), was approximately 9.8 times the annual total compensation of a median employee calculated in the same manner of $452,179. We identified the median employee using the annual base salary and bonus, as of December 31, 2017, plus any long-term incentive stock awards granted in 2017 for all individuals, excluding our CEO, who were employed by us on December 31, 2017, the last day of our payroll year. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and the CEO Compensation, we took the following steps:

•	We determined that, as of December 31, 2017, our employee population consisted of 16 individuals with all of these individuals located in the United States and all of whom are full-time.

•	We used a consistently applied compensation measure to identify our median employee of comparing the annual base salary, cash payments and the grant date fair value of stock awards made pursuant to the qualitative component of the 2017 Bonus Plan, cash payments made pursuant to the quantitative component of the 2017 Bonus Plan relating to performance in 2017, any long-term incentive stock awards granted in 2017, and contributions made on the employee’s behalf to his or her SEP in 2017.

•	We identified our median employee by consistently applying this compensation measure to all of our employees, excluding our CEO. Since all of our employees, including our CEO, are located in the United States, we did not make any cost of living adjustments in identifying the median employee.

•	After we identified our median employee, we combined all of the elements of such employee’s compensation for the 2017 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $452,179. The elements of such annual total compensation include salary, bonus, long-term incentive stock awards and contributions that we made on the employee’s behalf to his or her SEP for 2017.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement and incorporated by reference under Item 11 of Part III of our Annual Report.

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BIOGRAPHICAL INFORMATION REGARDING NAMED EXECUTIVE OFFICERS

Name	Age	Background Information

Kevin E. Grant Chairman of the Board, Chief Executive Officer, President, and Chief Investment Officer	57	Background information about Mr. Grant may be found under “Nominees for Director” in this proxy statement.

Jack DeCicco Chief Financial Officer and Treasurer	42	Mr. DeCicco has served as our Chief Financial Officer and Treasurer since June 2016. From May 2013 to February 2016, Mr. DeCicco served as the Chief Financial Officer of Annaly Commercial Real Estate Group, Inc., the commercial real estate business of Annaly Capital Management, Inc. (“Annaly”), which was previously CreXus Investment Corp. (“CreXus”), where Mr. DeCicco was appointed as Chief Financial Officer in April 2013. He was most recently appointed to serve as Chief Accounting Officer of Annaly effective December 2015. In addition, Mr. DeCicco served as the Chief Financial Officer and Secretary of Annaly’s wholly-owned captive insurance company since its inception in January 2014. From March 2012 until April 2013, Mr. DeCicco served as the Chief Accounting Officer of CreXus and Chimera Investment Corporation. From September 2002 to March 2012, Mr. DeCicco served in various roles of increasing responsibility within Ernst & Young LLP’s New York office Assurance practice. Most recently at Ernst & Young LLP, Mr. DeCicco was a Senior Manager where he served in a dual capacity role as both a financial statement auditor, serving publicly traded companies (primarily mortgage REITs) and private companies, and as the technical accounting subject matter resident in Ernst & Young LLP’s Global Real Estate Center. Mr. DeCicco is a Certified Public Accountant and holds a B.S. degree from The Pennsylvania State University.

Richard E. Cleary Chief Operating Officer and Assistant Secretary	54	Mr. Cleary has served as our Chief Operating Officer since January 2006 and has served as our Assistant Secretary since June 2007. From January 2006 to August 2011, Mr. Cleary served as Chief Operating Officer of Sharpridge, and from June 2007 to August 2011, he also served as Assistant Secretary of Sharpridge. Prior to joining us and Sharpridge in January 2006, Mr. Cleary was a Partner at Merathon Advisory, a strategic consulting firm focused on private equity and information services from 2004 to 2006. From 2000 to 2004, Mr. Cleary was the Director of Corporate and Business Development of OneSource Information Services (“OneSource”). Prior to OneSource, Mr. Cleary’s work experience included building Thomson Financial’s First Call research and quantitative services businesses in Asia, and serving as a principal with Schooner Capital, a private equity firm. At Schooner Capital, Mr. Cleary led investments in digital assets management and building Iron Mountain’s (NYSE:IRM) digital information services business. Mr. Cleary’s other prior work experience was at Donaldson, Lufkin & Jenrette Securities and Xerox Corporation.

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Name	Age	Background Information

Thomas A. Rosenbloom Executive Vice President of Business Development, General Counsel and Secretary	55	Mr. Rosenbloom has served as our Secretary since June 2007 and as our Executive Vice President of Business Development, General Counsel and Secretary since September 2011. He also served as the General Counsel of Sharpridge from May 2007 to August 2011 and the Secretary of our former manager from June 2007 to August 2011. Prior to joining Sharpridge in May 2007, from February 2005 through May 2007 Mr. Rosenbloom was a partner with Foley & Lardner, LLP, and a member of the firm’s Private Equity & Venture Capital and Transactional & Securities Practices. Mr. Rosenbloom was also a member of the firm’s Emerging Technologies, Life Sciences, and Nanotechnology Industry Teams. From 1996 through January 2005, Mr. Rosenbloom was a partner with Epstein, Becker & Green, P.C. During Mr. Rosenbloom’s tenure at Foley & Lardner and Epstein, Becker & Green, both national law firms, he represented middle-market public companies, entrepreneurs, founders, emerging businesses, start-up corporations, and partnerships in diverse industries. Mr. Rosenbloom managed and negotiated mergers and acquisitions, private equity and venture capital financings, and private placements. While in private practice, Mr. Rosenbloom was responsible for developing and managing all aspects of client relationships, including analyzing and evaluating financing, acquisition, and divestiture opportunities, writing and developing business plans, and providing other planning and financial advice, including with respect to intellectual property protection, labor and employment, immigration and real estate matters. Mr. Rosenbloom currently serves as a director of Fremon Scientific, Inc., a privately-held early stage medical device company, and LeaderJam, LLC, a privately-held early stage leadership application company. He has served as a member of the Board of Directors or as an advisor for several of his former clients. Mr. Rosenbloom also serves on the Board of Philanthropic Advisors at Boston’s Children’s Hospital, and is a member of the Economics Advisory Board at the University of Wisconsin-Madison.

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PROPOSAL 3:   ADVISORY VOTE TO APPROVE THE FREQUENCY OF FUTURE ADVISORY VOTES ON NEO COMPENSATION (SAY WHEN ON PAY)

In Proposal 2 above, we ask our stockholders to vote, on an advisory basis, to approve the compensation of our NEOs. Section 14A of the Exchange Act also provides our stockholders with the opportunity to recommend, on an advisory basis, how frequently we should provide future advisory executive compensation votes. By voting on this Proposal 3, stockholders may tell us whether they would prefer to have an advisory NEO compensation vote each year, every two years or every three years. Stockholders also have the option to abstain from voting on this matter.

At the 2012 annual meeting of the stockholders, our stockholders voted on an advisory basis in favor of holding advisory votes on the Company’s executive compensation every year. Following that vote, the Board determined that the advisory vote to approve the Company’s executive compensation should be held every year. After careful consideration, as a result of our stockholder outreach, and having established an incentive compensation program that gives the Company the opportunity to fairly compensate its NEOs, recruit and retain executive talent, and is understood by our stockholders and employees, our Board of Directors has determined that having an advisory vote to approve NEO compensation every year is the most appropriate policy for our Company at this time and, therefore, recommends that you vote to have future advisory NEO compensation votes every year for the following reasons:

•	Stockholder communications since 2012 have provided a clear, simple means for the Company to obtain information on investor views about our executive compensation philosophy and program and provide investors with sufficient time to evaluate the effectiveness of the program, corporate strategies and Company performance. We expect to continue our strong outreach efforts, and allow the Company, the Board and Compensation Committee to thoughtfully evaluate and respond to feedback from stockholders.

•	An annual vote would give the Board and the Compensation Committee clear and timely feedback regarding the compensation of our NEOs in light of their most current performance.

•	The primary focus of the disclosure of the compensation paid to our NEOs required to be included in our Proxy Statements is compensation granted in or for the prior fiscal year.

•	The Compensation Committee evaluates the compensation of our NEOs on an annual basis. Thus, an annual advisory vote on NEO compensation would align stockholder feedback with this evaluation.

•	An annual vote would provide stockholders the most frequently occurring opportunity to evaluate the effectiveness of our short- and long-term executive compensation programs and policies and any changes we have implemented in response to the views and input of stockholders, as well as the related performance of the Company over the cycle.

Although our Board believes that holding an advisory vote to approve NEO compensation every year currently reflects the appropriate balance, our Board may reassess this issue periodically and may vary our practice based on factors such as discussions with our stockholders and the adoption of any material changes to our compensation programs.

Stockholders can choose one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove our Board’s recommendation. The option of one year, two years or three years that receives a majority of votes cast by the Company’s stockholders will be the frequency that has been selected by the stockholders. If none of the options receive a majority of the votes cast, we will consider the option that receives the most votes as the option selected by the stockholders.

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A stockholder advisory vote to approve executive compensation is very important to the Company. The Company and the Board value the opinions of our stockholders and have taken into account the outcome of the Say on Pay vote to analyze, and when appropriate, revise our executive compensation program. Because this is an advisory vote, however, the voting results will not be binding on the Company, the Board of Directors or the Compensation Committee, although our Board of Directors plans to consider the frequency receiving the most votes when deciding how often to have the advisory executive compensation votes in the future.

The Board of Directors recommends that stockholders vote to hold future advisory votes on executive compensation every year.

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PROPOSAL 4:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit our financial statements. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2018, and is requesting that our stockholders ratify this appointment. Deloitte & Touche LLP has served as our independent registered public accountants since February 2006. The Audit Committee periodically considers whether there should be a rotation of the external audit firm. In conjunction with the mandated rotation of Deloitte & Touche LLP’s lead engagement partner, the Audit Committee and its Chair are directly involved in the selection of the new lead engagement partner. Each of our Audit Committee, Board and management considers Deloitte & Touche LLP to be well qualified. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as our independent auditor is in the best interests of the Company and our stockholders.

Fee Disclosure

The Audit Committee is responsible for the negotiation of audit fees associated with our retention of Deloitte & Touche LLP. The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for each of our last two fiscal years:

	Fiscal Year Ended December 31,
	2017		2016
Audit Fees	$	684,638	$	768,967
Audit-Related Fees		62,555		—
Tax Fees		100,500		75,168
All Other Fees		1,895		2,000

Total	$	849,588	$	846,135

Audit Fees

“Audit Fees” consist of fees and expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit Fees include fees for professional services rendered in connection with quarterly and annual financial statements and fees and expenses related to the issuance of consents and comfort letters by Deloitte & Touche LLP related to our public offerings and registration statements. In 2017 and 2016, fees and expenses related to the issuance of consents and comfort letters included in the total Audit Fees were $0 and $0, respectively.

Audit-Related Fees

“Audit-Related Fees” consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not “Audit Fees.”

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

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All Other Fees

“All Other Fees” consist of fees and expenses for products and services that are not “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” In 2017 and 2016, “All Other Fees” consisted of a subscription fee for Deloitte & Touche LLP’s accounting technical library.

Pre-Approval Policy

All audit, tax and other services provided to us in 2017 were reviewed and pre-approved by the Audit Committee or a member of the Audit Committee designated by the full committee to pre-approve such services. The Audit Committee or designated member concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

We expect that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

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AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, in accordance with the Audit Committee’s charter. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and internal controls over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed with management and Deloitte & Touche LLP the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management and Deloitte & Touche LLP the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the Annual Report on Form 10-K for the year ended December 31, 2017.

In addition, the Audit Committee discussed and received the written disclosures and the letter from the independent registered public accountants required by the applicable requirements of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accountants the auditors’ independence from management and the Company and the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended.

In reliance on the reviews and discussions referred to above, prior to the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC, the Audit Committee recommended to the Board of Directors (and the Board of Directors approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Deloitte & Touche LLP is in fact “independent.”

By the Audit Committee

David A. Tyson, PhD (Chairman)

Tanya S. Beder

Karen Hammond

Raymond A. Redlingshafer, Jr.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock as of March 15, 2018, with respect to:

•	each of our directors;

•	each of our director nominees;

•	each of our NEOs;

•	each stockholder of the Company that is known to us to be the beneficial owner of more than 5% of our common stock based upon filings made with the SEC; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the business address for each of the identified stockholders is 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451. Except as indicated in the footnotes below, none of the executive officers or directors has pledged his or her shares of common stock as collateral, and each named beneficial owner has sole voting power and sole dispositive power.

Name and Address of Beneficial Owner	Shares of Common Stock(1)	Percent of Common Stock
5% Stockholders BlackRock, Inc. (2)	13,623,101	8.8%
The Vanguard Group, Inc. (3)	13,115,047	8.4%
Directors and Executive Officers
Kevin E. Grant(4)	823,326	*
Tanya S. Beder(5)	52,097	*
Karen Hammond(5)	53,305
Stephen P. Jonas(5)	100,024	*
Raymond A. Redlingshafer, Jr.(5)	76,507	*
Dale A. Reiss(5)	33,351	*
James A. Stern(5)(6)	145,996	*
David A. Tyson(5)	27,659	*
Jack DeCicco(7)	119,192	*
Richard E. Cleary(8)	230,983	*
Thomas A. Rosenbloom(9)	193,924	*

All Executive Officers and Directors as a Group (11) persons	1,856,364	1.2%

*	Represents ownership of less than 1.0%.
(1)	In accordance with SEC rules, each listed person’s beneficial ownership includes: (1) all shares the investor actually owns beneficially or of record; (2) all shares over which the investor has or shares voting or dispositive control; and (3) all shares the investor has the right to acquire within 60 days of March 15, 2018 (such as upon the exercise of options that are currently vested or which are scheduled to vest within 60 days).
(2)	Information based on a Schedule 13G/A filed with the SEC on January 29, 2018 by BlackRock, Inc. (“BlackRock”). Blackrock has (a) sole voting power over 13,258,377 shares; (b) shared voting power over zero shares; (c) sole dispositive power over 13,623,101 shares; and (d) shared dispositive power over zero shares. BlackRock beneficially owns an aggregate of 13,623,101 shares. This total includes shares on behalf of BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd. and BlackRock Investment Management, LLC. The address for BlackRock is 55 East 52nd Street, New York, New York 10022.

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(3)	Information based on a Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has (a) sole voting power over 173,250 shares; (b) shared voting power over 16,490 shares; (c) sole dispositive power over 12,940,841 shares; and (d) shared dispositive power over 174,206 shares. Vanguard beneficially owns an aggregate of 13,115,047 shares. This total includes 157,716 shares on behalf of Vanguard Fiduciary Trust Company and 32,024 shares on behalf of Vanguard Investments Australia, Ltd. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)	Includes 501,840 unvested shares of restricted stock.
(5)	Includes 2,609 unvested shares of restricted stock.
(6)	Includes 16,666 shares of common stock held in a trust for which Mr. Stern is a trustee.
(7)	Includes 93,936 unvested shares of restricted stock.
(8)	Includes 86,818 unvested shares of restricted stock.
(9)	Includes 96,918 unvested shares of restricted stock.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, or written representations from reporting persons that all reportable transactions were reported, we believe that during the fiscal year ended December 31, 2017 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Options and Restricted Stock Awards

We have granted shares of restricted stock to our independent directors and shares of restricted stock and options to purchase shares of our common stock to certain officers and employees. See “Named Executive Officer Compensation for 2017—Compensation, Discussion and Analysis—Compensation of Our NEOs for 2017 Performance” and “Director Compensation for 2017” for a discussion of the restricted stock that we granted to our NEOs and directors in 2017.

Purchases of Common Stock by Executive Officers, Directors and Affiliates

Certain of our executive officers, directors, and employees own shares of our common stock as a result of purchases of our common stock in certain of our private offerings, our initial public offering and open market transactions. All of these securities were purchased at the same price paid by other third party investors.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and certain officers to the fullest extent permitted by law and advance to our directors and certain officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

Related Person Transaction Policy

Our Board of Directors has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000 and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our corporate secretary any related person transaction and (i) all material facts about the transaction, (ii) the benefits to us of the related party transaction, (iii) if applicable, the availability of other sources of comparable products and services and (iv) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. Our corporate secretary would then assess whether the proposed transaction is a “related person transaction” and, if so, promptly communicate that information to the Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the Audit Committee will decide whether or not to approve such transaction. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Audit Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any member of the Audit Committee who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

CYS Investments, Inc. 2018 Proxy Statement        63

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2019 annual meeting of stockholders must be received by the corporate secretary of the Company no later than November 29, 2018 in order to be considered for inclusion in our proxy statement relating to the 2018 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

Our bylaws currently provide that in order for a nomination or proposal of business of a stockholder to be presented at our 2019 annual meeting of stockholders, other than a stockholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be received at our principal executive offices no earlier than October 30, 2018 and on or before 5:00 p.m., Eastern Time, November 29, 2018. If the 2019 annual meeting of stockholders is scheduled to take place before April 11, 2019 or after June 10, 2019, then notice must be delivered no earlier than the close of business on the 150th day prior to the 2019 annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to the 2019 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2019 annual meeting of stockholders is first made public by the Company. Any such proposal should be mailed to: CYS Investments, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Corporate Secretary. The stockholder filing the notice of nomination or proposal of business must comply with all the requirements of our bylaws. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

CYS Investments, Inc. 2018 Proxy Statement        64

“HOUSEHOLDING” OF ANNUAL REPORT ON FORM 10-K AND PROXY STATEMENT

The SEC rules allow for the delivery of a single copy of an annual report to stockholders and proxy statement to any household at which two or more stockholders reside, if it is believed the stockholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing stockholders to consent to such elimination, or through implied consent, if a stockholder does not request continuation of duplicate mailings. Brokers, dealers, banks or other nominees or fiduciaries that hold shares of our common stock in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.

If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares. Also, if you own shares of common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy statements and annual reports to stockholders. To assist us in saving money and to provide you with better stockholder services, we encourage you to have all of your accounts registered in the same name and address. You may do this by contacting the Company’s transfer agent, Computershare by telephone at (800) 622-6757 within the U.S. and Canada or (781) 575-4735 outside the U.S. and Canada in writing at P.O. Box 30170, College Station, Texas 77842-3170.

If you wish to request extra copies free of charge of any annual report to stockholders or proxy statement, please send your request to CYS Investments, Inc., 500 Totten Pond Road, 6th Floor, Waltham, Massachusetts 02451, Attention: Secretary. You can also refer to our web site at www.cysinv.com. Information at, or connected to, our web site is not and should not be considered part of this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas A. Rosenbloom

Executive Vice President of Business Development,

General Counsel & Secretary

Waltham, Massachusetts

March 29, 2018

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 11, 2018.

Vote by Internet • Go to www.envisionreports.com/CYS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1, a vote “FOR” Proposal 2, a vote “FOR” every year for Proposal 3 and a vote “FOR” Proposal 4.

1. Proposal to elect six (6) directors (“Proposal 1”).	+

	For	Withhold		For	Withhold			For	Withhold
01 - Kevin E. Grant	☐	☐	02 - Tanya S. Beder	☐	☐		03 - Karen Hammond	☐	☐

04 - Raymond A. Redlingshafer, Jr.	☐	☐	05 - Dale A. Reiss	☐	☐		06 - James A. Stern	☐	☐

				For	Against	Abstain		1 Year	2 Years	3 Years	Against
2. Advisory vote to approve the compensation of the Company’s named executive officers (“Proposal 2”).				☐	☐	☐	3. Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers (“Proposal 3”).	☐	☐	☐	☐

4. To consider and act upon a proposal to ratify, confirm and approve the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (“Proposal 4”).

				☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 11, 2018:

The proxy statement and our annual report to stockholders are available on the internet at http://www.cysinv.com. On this site, you will be able to access the proxy statement, our annual report to stockholders and any amendments or supplements to the foregoing material that is required to be furnished to stockholders. If you wish to obtain directions to the Annual Meeting, please contact our corporate secretary at (617) 639-0440.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE . ▼

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Proxy — CYS INVESTMENTS, INC.	+

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2018

This Revocable Proxy is Solicited By the Board of Directors of CYS Investments, Inc.

The undersigned stockholder of CYS Investments, Inc., a Maryland corporation (the “Company”), hereby appoints Kevin E. Grant and Thomas A. Rosenbloom (collectively, the “Proxies”), and either of them, with full power to act alone and with full power of substitution and revocation, as proxies of the undersigned to attend the 2018 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the offices of Goulston & Storrs, 400 Atlantic Avenue, Boston, Massachusetts 02110, on May 11, 2018 at 9:00 a.m., Eastern Time, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present upon the following proposals and to vote according to their discretion on any other matter which may properly be presented for action at the Annual Meeting or any adjournment or postponement thereof.

In their discretion, the Proxies are authorized to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for director, “FOR” the approval of the compensation of the Company’s named executive officers, “FOR” the frequency every year of the advisory vote on the compensation of the Company’s named executive officers, and “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

C	Non-Voting Items

Change of Address — Please print new address below.

∎	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS B ON THE OTHER SIDE OF THIS CARD.	+